     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 13, 1998.
                                                       REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                              BANC ONE CORPORATION

             (Exact name of Registrant as specified in its charter)

             OHIO                            6711                  31-0738296
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                        No.)

                            ------------------------

                  100 EAST BROAD STREET, COLUMBUS, OHIO 43271,
                                 (614) 248-5944

         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                            ------------------------

                              STEVEN ALAN BENNETT
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                              BANC ONE CORPORATION
                              DEPARTMENT OH1-0158
                             100 EAST BROAD STREET
                           COLUMBUS, OHIO 43271-0158
                                 (614) 248-7590

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                WITH COPIES TO:

       KENNETH L. WAGNER, ESQ.                ANTHONY J. CORRERO, III, ESQ.
         BANC ONE CORPORATION              Correro Fishman Haygood Phelps Weiss
         Department OH1-0158                    Walmsley & Casteix, L.L.P.
        100 East Broad Street                     201 St. Charles Avenue
      Columbus, Ohio 43271-0158                New Orleans, Louisiana 70170

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                            ------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                  PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
          TITLE OF EACH CLASS OF                 AMOUNT TO         OFFERING PRICE        AGGREGATE          REGISTRATION
        SECURITIES TO BE REGISTERED           BE REGISTERED(1)      PER UNIT(2)        OFFERING PRICE          FEE(3)
Common Stock...............................      62,599,680            $55.36        $3,465,518,284.80     $1,022,327.90

(1) Based on an estimate of the maximum number of shares of common stock of the Registrant to be issued in connection with the merger (the "Merger") of First Commerce Corporation ("FCC") with a wholly owned subsidiary of the Registrant.

(2) Calculated in accordance with Rule 457(f)(1) based on the aggregate market value on May 8, 1998 of the shares of FCC common stock expected to be canceled in connection with the Merger and computed by dividing (i) the product of (A) the average of the high and low prices of FCC common stock as reported by The Nasdaq Stock Market on May 8, 1998 ($77.94) and (B) 44,460,000, representing the maximum number of shares of FCC common stock expected to be canceled in connection with the Merger, by (ii) 62,599,680, representing the maximum number of shares of common stock of the Registrant to be issued in connection with the Merger.

(3) In accordance with Rule 457(b), $701,356.50 previously paid in connection with filing of the Prospectus and Proxy Statement included herewith as preliminary proxy material has been credited against the registration fee of $1,022,327.90, leaving $320,971.40 payable in connection with the filing of this Registration Statement.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           FIRST COMMERCE CORPORATION
                             201 ST. CHARLES AVENUE
                          NEW ORLEANS, LOUISIANA 70170

                                                                    May 14, 1998

Dear Shareholders:

    You are cordially invited to attend a special meeting of shareholders of First Commerce Corporation ("FCC") on June 12, 1998 at the Grand Ballroom, the Sheraton Hotel, 500 Canal Street, New Orleans, Louisiana, starting at 9:00 a.m. local time.

    At the meeting, you will be asked to consider and vote upon a proposal to approve an agreement and plan of merger pursuant to which FCC would be acquired by BANC ONE CORPORATION ("BANC ONE") and each outstanding share of FCC common stock would be converted into 1.408 shares of BANC ONE common stock (the "Exchange Rate"). Based on the closing price of BANC ONE common stock on May 12, 1998, the Exchange Rate results in $79.74 of market value in BANC ONE common stock for each share of FCC common stock. However, the Exchange Rate is fixed and the value of the consideration to be received by FCC shareholders upon completion of the Merger will vary based on the market value of BANC ONE common stock.

    Your Board of Directors submits the proposed Merger to you after careful review and consideration. We believe that the proposed Merger will enable FCC shareholders to participate in the expanded opportunities for growth that association with a larger, more geographically diversified, regional financial organization makes possible. We are confident that the combined organization and its shareholders will be well positioned to take advantage of future opportunities as the financial institution industry continues to consolidate and restructure.

    YOUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF THE AGREEMENT AND PLAN OF MERGER AT THE MEETING.

    Shareholders are urged to read carefully the accompanying Prospectus and Proxy Statement which contains detailed information concerning the matters to be considered at the meeting.

    Please mark, sign and date the enclosed proxy card and return it as soon as possible in the enclosed postage paid envelope. If you attend the meeting, you may vote in person if you wish, even if you have previously mailed your proxy card.

                                          Sincerely,

                                          Ian Arnof
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

                           FIRST COMMERCE CORPORATION
                             201 ST. CHARLES AVENUE
                          NEW ORLEANS, LOUISIANA 70170

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 12, 1998

                            ------------------------

To the shareholders of

  FIRST COMMERCE CORPORATION:

    Notice is hereby given that a special meeting of shareholders of First Commerce Corporation ("FCC") will be held on June 12, 1998 at 9:00 a.m. local time at the Grand Ballroom, the Sheraton Hotel, 500 Canal Street, New Orleans, Louisiana, to consider and vote upon the following matters:

    (i) A proposal to approve an Agreement and Plan of Merger between FCC, BANC ONE CORPORATION ("BANC ONE") and Delta Acquisition Corporation, a wholly owned subsidiary of BANC ONE ("Delta"), pursuant to which FCC will merge (the "Merger") with Delta and each outstanding share of FCC common stock (together with any and all FCC preferred share purchase rights issued under the FCC rights plan) will be converted into 1.408 shares of BANC ONE common stock.

    (ii) Such other business as may properly come before the meeting or any adjournment thereof.

    Only shareholders of record at the close of business on April 24, 1998 are entitled to notice of and to vote at the meeting.

    Dissenting shareholders who comply with the procedural requirements of the Louisiana Business Corporation Law will be entitled to receive payment of the fair cash value of their shares of FCC common stock if the Merger is effected upon approval by less than 80% of the FCC common stock.

    Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the meeting, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED STAMPED ENVELOPE.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Michael A. Flick
                                          SECRETARY

New Orleans, Louisiana
May 14, 1998

                                   PROSPECTUS
                               62,599,680 SHARES
                              BANC ONE CORPORATION
                                  COMMON STOCK
                               ------------------

                           FIRST COMMERCE CORPORATION
                                PROXY STATEMENT
                                      FOR
                        SPECIAL MEETING OF SHAREHOLDERS
                                 JUNE 12, 1998
                            ------------------------

    This Prospectus and Proxy Statement (the "Prospectus" or "Prospectus and Proxy Statement") relates to a special meeting of shareholders (the "Meeting") of First Commerce Corporation ("FCC"). At the Meeting, shareholders will consider the proposed merger of FCC with a wholly owned subsidiary of BANC ONE CORPORATION ("BANC ONE"). If the proposed merger (the "Merger") is completed, each outstanding share of FCC common stock, $5.00 par value ("FCC Common Stock"), together with any and all Rights issued pursuant to the FCC Rights Plan, will be converted into shares of BANC ONE common stock, no par value ($5 stated value) per share ("BANC ONE Common Stock"), at the rate of 1.408 shares of BANC ONE Common Stock for each share of FCC Common Stock. Based upon information available as of the date hereof, immediately after the Merger holders of FCC Common Stock are expected to hold approximately 8.6% of the shares of outstanding BANC ONE Common Stock on a diluted basis. FCC shareholders are entitled to dissenters' rights in connection with the Merger.

    The Merger is subject to the approval of the holders of at least two-thirds of the shares of FCC Common Stock present or represented by proxy at the Meeting and to the satisfaction of certain other conditions, including obtaining the approval of the Board of Governors of the Federal Reserve System.

    On April 10, 1998, BANC ONE, First Chicago NBD Corporation, a Delaware corporation ("First Chicago NBD"), and Hornet Reorganization Corporation, a Delaware corporation ("Newco"), entered into an Agreement and Plan of Reorganization pursuant to which BANC ONE and First Chicago NBD will be merged seriatim with and into Newco, with Newco as the surviving corporation. If both the Merger and the BANC ONE/ First Chicago NBD merger are completed, each share of BANC ONE Common Stock received by a FCC shareholder pursuant to the Merger ultimately would be converted into one share of Newco common stock pursuant to the BANC ONE/First Chicago NBD merger. Based upon information available as of the date hereof and assuming both the Merger and the BANC ONE/First Chicago NBD merger are completed, holders of FCC Common Stock are expected to hold approximately 5.1% of the shares of outstanding Newco common stock on a diluted basis. Completion of the BANC ONE/First Chicago NBD merger is subject to a number of conditions, including the approval of the shareholders of BANC ONE and First Chicago NBD and the receipt of all requisite regulatory approvals. See "RECENT DEVELOPMENTS--BANC ONE/First Chicago NBD Agreement."

    This Prospectus and Proxy Statement does not cover any resales of BANC ONE Common Stock received by affiliates of FCC upon completion of the Merger and no person is authorized to make use of this Prospectus and Proxy Statement in connection with any such resale.

    The outstanding shares of BANC ONE Common Stock are, and the shares of BANC ONE Common Stock offered hereby will be, listed and traded on the New York Stock Exchange. The closing price of BANC ONE Common Stock on the New York Stock Exchange on May 12, 1998 was $56.63.
                            ------------------------

        THIS PROSPECTUS AND PROXY STATEMENT AND THE PROXY CARD ARE FIRST
           BEING MAILED TO FCC SHAREHOLDERS ON OR ABOUT MAY 14, 1998.

THESE SECURITIES ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF
     ANY BANK OR NONBANK SUBSIDIARY OF BANC ONE CORPORATION AND ARE NOT
         INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE
               BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL
                                    AGENCY.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

        THE DATE OF THIS PROSPECTUS AND PROXY STATEMENT IS MAY 14, 1998.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
AVAILABLE INFORMATION.....................................................     4
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................     5
FORWARD-LOOKING STATEMENTS................................................     6
SUMMARY...................................................................     7
  Introduction............................................................     7
  Parties to the Merger...................................................     7
  Structure of the Merger and Exchange Rate...............................     7
  Vote Required; Recommendation of FCC Board..............................     8
  Opinion of FCC's Financial Advisor......................................     8
  Conditions to the Merger; Termination...................................     8
  Regulatory Approvals....................................................     9
  Certain Federal Income Tax Consequences.................................     9
  Accounting Treatment....................................................     9
  Interests of Certain Persons in the Merger..............................    10
  Option..................................................................    10
  Rights of Dissenting Shareholders.......................................    11
  Comparison of Shareholder Rights........................................    11
  Recent Market Prices....................................................    11
  Selected Financial Data.................................................    12
  Comparative Per Share Data..............................................    13
RECENT DEVELOPMENTS.......................................................    15
  BANC ONE/First Chicago NBD Agreement....................................    15
  BANC ONE First Quarter 1998 Financial Results...........................    17
  FCC First Quarter 1998 Financial Results................................    18
THE MEETING...............................................................    18
  Matters to be Considered................................................    18
  Proxies.................................................................    18
  Solicitation of Proxies.................................................    19
  Record Date and Voting Rights...........................................    19
  Recommendation of FCC Board.............................................    20
THE MERGER................................................................    21
  General.................................................................    21
  Background of and FCC Reasons for the Merger............................    21
  Opinion of FCC's Financial Advisor......................................    24
  BANC ONE Reasons for the Merger.........................................    30
  Structure of the Merger; Management After the Merger....................    30
  Conversion of FCC Common Stock; Treatment of FCC Stock Options and FCC
    Debentures............................................................    30
  Exchange of Certificates; Fractional Shares.............................    31
  Representations and Warranties..........................................    31
  Conduct of Business Pending the Merger..................................    32
  Conditions to the Merger; Amendment; Waiver.............................    34
  Termination.............................................................    36
  Regulatory Approvals....................................................    38
  Certain Federal Income Tax Consequences.................................    39
  Accounting Treatment....................................................    40
  Employee Benefits and Plans.............................................    40
  Stock Exchange Listing..................................................    41
  Expenses................................................................    41

                                                                            PAGE
                                                                            ----
  Interests of Certain Persons in the Merger..............................    41
  Option..................................................................    43
  Restrictions on Resales by Affiliates...................................    45
  Rights of Dissenting Shareholders.......................................    45
  Transfer and Exchange Agents............................................    46
COMPARISON OF SHAREHOLDER RIGHTS..........................................    47
  Description of BANC ONE Stock...........................................    47
  Comparison of BANC ONE Common Stock and FCC Common Stock................    50
INFORMATION ABOUT BANC ONE CORPORATION....................................    55
  General.................................................................    55
  Market Prices of and Cash Dividends Declared on BANC ONE Common Stock...    55
  Certain Regulatory Matters..............................................    56
  Management and Additional Information...................................    59
INFORMATION ABOUT FIRST COMMERCE CORPORATION..............................    60
  General.................................................................    60
  Market Prices of and Cash Dividends Declared on FCC Common Stock........    60
  Management and Additional Information...................................    60
EXPERTS...................................................................    61
LEGAL MATTERS.............................................................    61
FUTURE SHAREHOLDER PROPOSALS..............................................    61

APPENDIX A.  Fairness Opinion of Keefe, Bruyette & Woods, Inc.............   A-1

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND PROXY STATEMENT IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS AND PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BANC ONE OR FCC. NEITHER THE DELIVERY OF THIS PROSPECTUS AND PROXY STATEMENT NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF BANC ONE OR FCC SINCE THE DATE HEREOF. THIS PROSPECTUS AND PROXY STATEMENT IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO PURCHASE ANY SECURITY, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION.

    All information contained herein with respect to FCC has been provided by FCC, and BANC ONE is relying upon the accuracy of that information. All information contained herein with respect to BANC ONE has been provided by BANC ONE, and FCC is relying upon the accuracy of that information.

                             AVAILABLE INFORMATION

    Each of BANC ONE and FCC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's Regional Offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, such material may be accessed electronically at the Commission's site on the World Wide Web located at http://www.sec.gov.

    BANC ONE Common Stock is listed on the New York Stock Exchange ("NYSE") and such reports, proxy statements and other information concerning BANC ONE can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York. FCC Common Stock is included for quotation on The Nasdaq Stock Market and such reports, proxy statements and other information concerning FCC can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

    BANC ONE has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the BANC ONE Common Stock to be issued pursuant to the Merger. This Prospectus and Proxy Statement does not contain all information set forth in the Registration Statement and exhibits thereto. Such additional information may be inspected and copied as set forth above. Statements contained in this Prospectus and Proxy Statement or in any document incorporated into this Prospectus and Proxy Statement by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    THIS PROSPECTUS AND PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS THAT ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE THEREIN, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY FCC SHAREHOLDER, TO WHOM THIS PROSPECTUS AND PROXY STATEMENT IS DELIVERED UPON ORAL OR WRITTEN REQUEST, IN THE CASE OF THE PLAN AND DOCUMENTS RELATING TO BANC ONE, TO BANC ONE CORPORATION, DEPARTMENT OH1-0251, 100 EAST BROAD STREET, COLUMBUS, OHIO 43271-0251, ATTENTION: INVESTOR RELATIONS, TELEPHONE NUMBER (614) 248-6889, AND, IN THE CASE OF DOCUMENTS RELATING TO FCC, TO FIRST COMMERCE CORPORATION, 201 ST. CHARLES AVENUE, NEW ORLEANS, LOUISIANA 70170, ATTENTION: INVESTOR RELATIONS, TELEPHONE NUMBER (504) 623-2900. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY JUNE 5, 1998.

    The following documents filed by BANC ONE with the Commission under the Exchange Act are incorporated herein by reference:

    1.  Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

    2.  Current Reports on Form 8-K dated January 20, 1998 (filed January 26,
       1998), April 10, 1998 (filed April 14, 1998) (as amended by Form 8-K/A filed April 21, 1998) and April 21, 1998 (filed April 22, 1998); and

    3. The description of BANC ONE Common Stock set forth in BANC ONE's Registration Statement on Form 8-B dated May 1, 1989, including any amendment or report filed for the purpose of updating such description.

    The following documents filed by FCC with the Commission under the Exchange Act are incorporated herein by reference:

    1. Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (as amended by Form 10-K/A filed April 30, 1998);

    2.  Current Reports on Form 8-K dated January 15, 1998 (filed January 20,
       1998), January 20, 1998 (filed February 2, 1998), April 15, 1998 (filed April 20, 1998) and April 16, 1998 (filed April 20, 1998); and

    3. The description of FCC Common Stock set forth in Item 1 of FCC's Applications for Registration on Form 8-A filed on November 9, 1972 and December 22, 1976, as amended by a Form 8 filed on June 19, 1989, a Form 8-A filed on August 12, 1993, and a Form 8-A/A (No. 2) filed on May 3, 1996.

    All documents filed by BANC ONE or FCC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the Meeting shall be deemed to be incorporated by reference in this Prospectus and Proxy Statement and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and Proxy Statement to the extent that such statement is modified or superseded by a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus and Proxy Statement.

                           FORWARD-LOOKING STATEMENTS

    This Prospectus and Proxy Statement (including information included or incorporated by reference herein) contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of each of BANC ONE and FCC, as well as certain information relating to the Merger and the BANC ONE/First Chicago NBD Merger (as hereinafter defined), including, without limitation (i) statements relating to the cost savings estimated to result from the BANC ONE/First Chicago NBD Merger, (ii) statements relating to revenues estimated to result from the BANC ONE/First Chicago NBD Merger, (iii) statements relating to the restructuring charges estimated to be incurred in connection with the BANC ONE/First Chicago NBD Merger and (iv) statements preceded by, followed by or that include the words "believes", "expects", "anticipates", "estimates" or similar expressions. These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements due to, among others, the following factors: (a) expected cost savings from the Merger and the BANC ONE/ First Chicago NBD Merger may not be fully realized or realized within the expected time frame; (b) revenues following the Merger and the BANC ONE/First Chicago NBD Merger may be lower than expected, or deposit attrition, operating costs or customer loss and business disruption following the Merger and the BANC ONE/First Chicago NBD Merger may be greater than expected; (c) competitive pressures among depository and other financial institutions may increase significantly; (d) costs or difficulties related to the integration of the business of BANC ONE, FCC and/or First Chicago NBD may be greater than expected; (e) changes in the interest rate environment may reduce margins; (f) general economic or business conditions, either nationally or in the states in which BANC ONE, FCC or First Chicago NBD is doing business, may be less favorable than expected resulting in, among other things, a deterioration in credit quality or a reduced demand for credit; (g) legislative or regulatory changes may adversely affect the business in which BANC ONE, FCC or First Chicago NBD is engaged; and (h) changes may occur in the securities markets. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                                    SUMMARY

    THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN INFORMATION SET FORTH ELSEWHERE IN THIS PROSPECTUS AND PROXY STATEMENT AND IS NOT INTENDED TO BE COMPLETE. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS AND PROXY STATEMENT, THE ACCOMPANYING APPENDIX AND THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN.

INTRODUCTION

    This Prospectus and Proxy Statement is being furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the "FCC Board") of First Commerce Corporation ("FCC"), to be voted at a special meeting of FCC shareholders to be held on June 12, 1998 at 9:00 a.m. local time and at any and all adjournments thereof (the "Meeting") to approve an Agreement and Plan of Merger dated as of October 20, 1997 (the "Plan") between FCC, BANC ONE CORPORATION ("BANC ONE") and Delta Acquisition Corporation ("Delta"), a wholly owned subsidiary of BANC ONE.

PARTIES TO THE MERGER

    FCC is a multi-bank holding company with six wholly owned bank subsidiaries in Louisiana. At December 31, 1997, FCC had consolidated total assets of $9.5 billion, consolidated total deposits of $7.8 billion and consolidated total stockholders' equity of $821.0 million. See "INFORMATION ABOUT FIRST COMMERCE CORPORATION." Its principal executive offices are at 201 St. Charles Avenue, 29th Floor, New Orleans, Louisiana 70170 and its telephone number is (504) 623-1371.

    BANC ONE is a multi-bank holding company that operates banking offices in Arizona, Colorado, Illinois, Indiana, Kentucky, Louisiana, Ohio, Oklahoma, Texas, Utah, West Virginia and Wisconsin. At December 31, 1997, BANC ONE had consolidated total assets of $115.9 billion, consolidated total deposits of $77.4 billion and consolidated total stockholders' equity of $10.4 billion. Delta is a wholly owned subsidiary of BANC ONE formed under the laws of the State of Ohio. See "INFORMATION ABOUT BANC ONE CORPORATION." BANC ONE's principal office is at 100 East Broad Street, Columbus, Ohio 43271 and its telephone number is (614) 248-5944.

    On April 10, 1998, BANC ONE, First Chicago NBD Corporation, a Delaware corporation ("First Chicago NBD"), and Hornet Reorganization Corporation, a Delaware corporation ("Newco"), entered into an Agreement and Plan of Reorganization pursuant to which BANC ONE and First Chicago NBD will be merged seriatim with and into Newco, with Newco as the surviving corporation. If both the Merger and the BANC ONE/First Chicago NBD merger are completed, each share of BANC ONE Common Stock received by a FCC shareholder pursuant to the Merger ultimately would be converted into one share of Newco common stock pursuant to the BANC ONE/First Chicago NBD merger. Completion of the BANC ONE/First Chicago NBD merger is subject to a number of conditions, including the approval of the shareholders of BANC ONE and First Chicago NBD and the receipt of all requisite regulatory approvals. See "RECENT DEVELOPMENTS--BANC ONE/First Chicago NBD Agreement."

STRUCTURE OF THE MERGER AND EXCHANGE RATE

    If the Merger becomes effective, each outstanding share of FCC Common Stock (together with any and all Rights (as defined below)) will be converted into
1.408 shares of BANC ONE Common Stock (the "Exchange Rate"). Upon the completion of the Merger, FCC will be merged with Delta and the separate corporate existence of Delta will cease. FCC, as the surviving corporation in the Merger and a wholly owned subsidiary of BANC ONE, will continue operations under the name "Louisiana Banc One Corporation."

    As used in this Prospectus and Proxy Statement, "Rights" means any and all FCC preferred share purchase rights and related interests and rights associated with each share of FCC Common Stock arising from, related to and/or issued pursuant to the Rights Agreement dated February 26, 1996 (the "FCC Rights Plan") between FCC and First Chicago Trust Company of New York, as Rights Agent.

VOTE REQUIRED; RECOMMENDATION OF FCC BOARD

    Holders of at least two-thirds of the FCC Common Stock present or represented by proxy at the Meeting must vote for the Plan for the Merger to be completed. FCC's directors and executive officers, together with their affiliates, are entitled to vote approximately 14% of the FCC Common Stock at the Meeting, and FCC believes that all of their shares will be voted for the Plan. It is not necessary for the BANC ONE shareholders to approve the Plan. However, BANC ONE, as the sole shareholder of Delta, has approved or will approve the Plan. For information concerning voting by FCC shareholders on the proposed Merger, see "THE MEETING."

    The FCC Board has approved the Plan, believes that the Merger is in the best interests of FCC and its shareholders and recommends that FCC shareholders vote "FOR" the Plan.

OPINION OF FCC'S FINANCIAL ADVISOR

    Keefe, Bruyette & Woods, Inc. ("KBW"), FCC's financial advisor, delivered its oral opinion to the FCC Board on October 20, 1997 and its written opinion dated May 12, 1998 to the effect that, as of the respective dates of the opinions and based upon the procedures and subject to the assumptions made, matters considered and limitations described therein, the Exchange Rate is fair from a financial point of view to the FCC shareholders. KBW also reviewed the terms of the proposed BANC ONE/First Chicago NBD Merger. The full text of KBW's written opinion is attached as Appendix A hereto and shareholders are urged to read it carefully. See "THE MERGER--Opinion of FCC's Financial Advisor" and Appendix A to this Prospectus and Proxy Statement.

CONDITIONS TO THE MERGER; TERMINATION

    Completion of the Merger is subject to satisfaction or waiver of various conditions, including compliance by each party with its respective covenants and confirmation by each party of its respective representations and warranties, the absence of any material adverse change in the financial condition or business of FCC or BANC ONE, the fulfillment of certain earnings tests and other matters. See "THE MERGER--Conditions to the Merger; Amendment; Waiver."

    The Plan may be terminated at any time prior to the effective time of the Merger, whether before or after approval by the FCC shareholders, upon the occurrence of any of the following: (i) if any material condition to either party's obligations under the Plan is not or cannot be substantially satisfied at the time or times contemplated thereby and such condition is not waived (each party's right to terminate under this clause (i) relates only to conditions to that party's obligations); (ii) in the event of a material breach by a party of any representation, warranty, condition or agreement contained in the Plan that is not cured within 30 days of the time that written notice of such breach is received by such party from the other party but only if, in the case of a material breach of any representation or warranty, all such breaches constitute a FCC Material Adverse Effect (if BANC ONE is the party seeking to terminate) or a BANC ONE Material Adverse Effect (if FCC is the party seeking to terminate);
(iii) if the Merger shall not have been completed on or before October 19, 1998; or (iv) if the FCC shareholders shall fail to approve the Merger and the Plan. The Plan also may be terminated, and the Merger thereby abandoned (whether before or after approval of the merger by the shareholder of Delta or by FCC's shareholders), by the mutual written consent of the Boards of Directors of FCC, BANC ONE and Delta at any time prior to the effective time of the Merger.

    The Plan may also be terminated by FCC by majority vote of the FCC Board at any time after the second business day before the closing date (the "Determination Date"), if either: (x) (i) the average of the daily last sale prices of a share of BANC ONE Common Stock (the "Average Closing Price"), as reported on the NYSE Composite Transactions reporting system for the five consecutive full trading days in which such shares are traded on the NYSE ending at the close of trading on the Determination Date shall be less than $45.15; and (ii)
(A) the number obtained by dividing the Average Closing Price by $50.17 shall be less than (B) the number obtained by dividing the weighted average closing price per share of the common stocks of a group of 18 bank holding companies by the weighted average closing price per share of such bank holding companies on October 17, 1997 and subtracting 0.10 from the quotient in this clause
(x)(ii)(B); or (y) the Average Closing Price shall be less than $43.15. If such a termination notice is given by FCC, BANC ONE may at its option make certain adjustments to the Exchange Rate, whereupon no termination shall have occurred and the Plan shall remain in effect in accordance with its terms. See "THE MERGER--Termination."

REGULATORY APPROVALS

    The Merger is subject to the approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve"). Applications and notices with respect to the Merger were filed with the Federal Reserve on January 21, 1998, and copies were provided concurrently therewith to the Louisiana Commissioner of Financial Institutions (the "Louisiana Commissioner") for informational purposes. There can be no assurances that any governmental agency will approve or take any other required action with respect to the Merger and, if approvals are received or action is taken, there can be no assurance as to the date of such approvals or action, that such approvals or actions will not be conditioned upon such matters that would cause the parties to abandon the Merger or that no actions will be brought challenging such approvals or action or, if such a challenge is made, the result thereof. See "THE MERGER--Regulatory Approvals."

    On May 4, 1998, the United States Department of Justice (the "Justice Department") announced that it will advise the Federal Reserve that, subject to divestiture of 25 branches operated by FCC in Calcasieu, Lincoln, Quachita and Lafayette parishes, the Antitrust Division will not challenge the Merger. The branches to be divested have total deposits of approximately $614 million. BANC ONE believes that such divestitures will not be material to the financial condition or results of operations of BANC ONE after the Effective Time.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    Completion of the Merger is conditioned upon receipt by FCC and BANC ONE of an opinion dated as of the Effective Time from Coopers & Lybrand L.L.P. to the effect that, among other things, no gain or loss will be recognized by FCC shareholders for Federal income tax purposes as a result of the exchange of their FCC Common Stock for BANC ONE Common Stock in the Merger, disregarding for purposes of the opinion any cash received pursuant to the Merger in connection with fractional share interests or the assertion of dissenters' rights. If the opinion is unable to be obtained, each of BANC ONE and FCC expects that it would assess the reasons for the failure to obtain such opinion and the anticipated tax treatment of the Merger in view of such failure, and make a determination at such time, consistent with the fiduciary duties of its Board of Directors and its obligations under applicable law, as to whether such condition should be waived. The vote of FCC shareholders would be resolicited if FCC determines to waive such condition. As of the date of this Prospectus and Proxy Statement, neither BANC ONE nor FCC has any intention of waiving the condition.

    The tax consequences of the proposed transaction to FCC shareholders are summarized under "THE MERGER--Certain Federal Income Tax Consequences."

ACCOUNTING TREATMENT

    It is anticipated that BANC ONE will account for the Merger as a "pooling of interests" under generally accepted accounting principles. It is a condition to completion of the Merger that BANC ONE receive an opinion from Coopers & Lybrand L.L.P. to the effect that the Merger may be properly accounted for as a "pooling of interests". In satisfaction of such condition, BANC ONE intends to obtain a letter, dated as of the Closing Date, from Coopers & Lybrand L.L.P. to the effect that they concur with the conclusions of BANC ONE's and FCC's management that no conditions exist with respect to each company that would preclude accounting for the Merger as a "pooling of interests". See "THE MERGER--Accounting Treatment."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    BANC ONE has agreed to indemnify FCC's directors and officers against claims based on or arising out of the Plan and contemplated transactions, to maintain FCC's indemnification obligations to them for at least ten years from the effectiveness of the Merger, to provide indemnification rights to those of them who continue as such after the Merger, and to indemnify them against claims based on or arising out of allegations that this Prospectus and Proxy Statement, and the Registration Statement, contain a misstatement or omission of material fact.

    The Merger will constitute a "change in control" of FCC within the meaning of FCC's stock incentive plans and severance plans, and of employment agreements between FCC and eight of its executive officers. As a result, under the employment agreements and severance plans, if an executive officer's employment is terminated under certain circumstances he or she will be entitled to be paid, in the case of the employment agreements, a severance payment equal to three times the amount of his or her annual compensation, and, in the case of the severance plans, one or two times his or her compensation, and to continue to receive health, insurance and other employee benefits. If severance payments are required to be made pursuant to the employment agreements to each of the executive officers (assuming a termination of service on May 31, 1998), the amount of such severance payments with respect to Messrs. Arnof, Ryan, Wilson, Flick and Gaines are currently estimated to be approximately $3,256,800, $1,557,000, $1,539,000, $1,446,000 and $1,386,000, respectively, and with respect to the other three executive officers are currently estimated to be approximately $3,471,000, in the aggregate, together with associated gross-up payments for taxes. It is anticipated that certain of the executive officers will not continue in the employment of BANC ONE following completion of the Merger and will, therefore, receive severance payments under the employment agreements.

    FCC maintains for the benefit of Messrs. Arnof, Ryan and Wilson a supplemental retirement plan (the "SERP") which provides for a lump sum payment if the beneficiary's employment is terminated under certain circumstances following completion of the Merger. If lump sum payments are required to be made pursuant to the SERP to each of such executive officers (assuming a termination of service on May 31, 1998), the amount of such payments with respect to Messrs. Arnof, Ryan and Wilson are currently estimated to be approximately $2,675,123, $1,302,771 and $628,158, respectively.

    Upon completion of the Merger, currently unexercisable options held by executive officers to purchase up to 133,859 shares of FCC Common Stock will become fully exercisable, and 107,630 unvested FCC restricted and performance shares will become fully vested.

    For information on these and other interests of FCC's management and the FCC Board, see "THE MERGER--Interests of Certain Persons in the Merger."

OPTION

    FCC has granted BANC ONE an irrevocable option (the "Option") to purchase, under certain conditions, up to 9,689,000 shares of FCC Common Stock at a purchase price of $64.00 per share. See "THE MERGER--Option." The Option might have the effect of discouraging other persons interested in acquiring FCC from making acquisition proposals. As of the date of this Prospectus and Proxy Statement, the Option was not presently exercisable.

RIGHTS OF DISSENTING SHAREHOLDERS

    Shareholders who both object in writing to, and vote against, the Plan will be entitled upon compliance with Section 131 of the Louisiana Business Corporation Law (the "Louisiana Law") to be paid the fair cash value of their shares as of the day before the Meeting, but only if the Merger is completed and the Merger is approved by the holders of less than 80% of the FCC Common Stock. A shareholder who perfects his or her dissenters' rights, upon filing a demand for the fair cash value of his or her shares, will no longer have any rights as a shareholder, including the right to pursue state law claims. See "THE MERGER--Rights of Dissenting Shareholders."

COMPARISON OF SHAREHOLDER RIGHTS

    The rights of BANC ONE shareholders are governed by BANC ONE's Articles of Incorporation and Code of Regulations and the applicable provisions of the General Corporation Law of the State of Ohio (the "Ohio Law"), while the rights of FCC shareholders are governed by FCC's Articles of Incorporation and Bylaws and the applicable provisions of the Louisiana Law. If the FCC shareholders approve the Plan and the Merger is subsequently completed, holders of FCC Common Stock will become holders of BANC ONE Common Stock. See "COMPARISON OF SHAREHOLDER RIGHTS" for a discussion of the material differences in the rights of the holders of FCC Common Stock and BANC ONE Common Stock.

RECENT MARKET PRICES

    The following table sets forth the last sales price per share reported on the NYSE Composite Transactions reporting system for shares of BANC ONE Common Stock on October 17, 1997, the trading day immediately preceding public announcement of the proposed Merger, and on May 12, 1998. It also sets forth the last sales price per share reported by The Nasdaq Stock Market for shares of FCC Common Stock on October 17, 1997 and on May 12, 1998. The FCC Equivalent represents the last sales price of a share of BANC ONE Common Stock on such date multiplied by the Exchange Rate. There can be no assurance as to the sales price of a share of BANC ONE Common Stock on the effective date of the Merger.

                                                      BANC ONE(1)       FCC     FCC EQUIVALENT(1)
                                                    ---------------  ---------  -----------------
October 17, 1997..................................     $   50.17     $   58.13      $   70.64
May 12, 1998......................................     $   56.63     $   79.13      $   79.74

------------------------

(1) Gives effect to the 10% stock dividend on BANC ONE Common Stock paid on February 26, 1998 to shareholders of record as of February 12, 1998.

    For additional information regarding the market prices of the BANC ONE Common Stock and FCC Common Stock during the previous two years, see "INFORMATION ABOUT BANC ONE CORPORATION--Market Prices of and Cash Dividends Declared on BANC ONE Common Stock" and "INFORMATION ABOUT FIRST COMMERCE CORPORATION--Market Prices of and Cash Dividends Declared on FCC Common Stock."

SELECTED FINANCIAL DATA

    The following table presents on a historical basis selected consolidated financial data for each of BANC ONE and FCC for each of the years in the five year period ended December 31, 1997. This financial data is based on and derived from, and should be read in conjunction with, the historical consolidated financial statements and the related notes thereto of BANC ONE and FCC, respectively, incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                            SELECTED FINANCIAL DATA
                          (MILLIONS, EXCEPT PER SHARE)

                                                                    YEAR ENDED DECEMBER 31,
                                                 --------------------------------------------------------------
                                                     1997          1996         1995        1994        1993
                                                 ------------  ------------  ----------  ----------  ----------
Total interest income and other income:
  BANC ONE.....................................  $   13,219.1  $   12,099.1  $ 10,363.3  $  8,761.5  $  8,194.1
  FCC..........................................         894.6         813.8       738.4       598.5       617.3
Income from continuing operations:
  BANC ONE.....................................  $    1,305.7  $    1,672.8  $  1,445.2  $  1,188.1  $  1,263.3
  FCC..........................................         125.6         118.4        76.0        80.2       113.0
Income from continuing operations per common
  share (basic):
  BANC ONE(1)..................................  $       2.04  $       2.60  $     2.26  $     1.82  $     2.04
  FCC..........................................          3.24          3.05        1.90        2.02        2.91
Income from continuing operations per common
  share (diluted):
  BANC ONE(1)..................................  $       1.99  $       2.52  $     2.20  $     1.80  $     2.02
  FCC..........................................          3.10          2.89        1.87        1.98        2.75
Historical cash dividends declared per common
  share:
  BANC ONE(1)..................................  $       1.38  $       1.24  $     1.13  $     1.03  $     0.88
  FCC..........................................          1.60          1.45        1.25        1.10        0.85
Total assets (end of period):
  BANC ONE.....................................  $  115,901.3  $  112,153.5  $ 97,888.8  $ 95,283.4  $ 89,496.9
  FCC..........................................       9,507.3       9,190.1     8,530.8     7,966.5     8,038.7
Long-term borrowings (end of period):
  BANC ONE.....................................  $   11,066.4  $    6,827.8  $  4,330.5  $  2,938.6  $  2,292.2
  FCC..........................................         390.8          80.7        88.3        90.1        92.5
Total stockholders' equity (end of period):
  BANC ONE.....................................  $   10,376.0  $    9,868.0  $  9,051.4  $  8,252.2  $  7,748.3
  FCC..........................................         821.0         723.7       733.0       593.6       621.0

------------------------

(1) Gives effect to all stock dividends and stock splits on BANC ONE Common Stock, including the 10% stock dividends on BANC ONE Common Stock paid on February 26, 1998.

COMPARATIVE PER SHARE DATA

    The following table sets forth (i) selected comparative per share data for each of BANC ONE and FCC on a historical basis, (ii) selected unaudited pro forma comparative per share data reflecting the consummation of the Merger and
(iii) selected unaudited pro forma comparative per share data reflecting the consummation of the Merger and the proposed BANC ONE/First Chicago NBD Merger. The unaudited pro forma comparative per share data assumes the Merger and the BANC ONE/First Chicago NBD Merger had been consummated at the beginning of the periods presented and has been prepared giving effect to the Merger and the BANC ONE/First Chicago NBD Merger using the "pooling of interests" method of accounting. See "THE MERGER--Accounting Treatment." The unaudited pro forma data does not reflect any anticipated reorganization or restructuring expenses resulting from the Merger. The FCC equivalent pro forma amounts are presented with respect to each set of pro forma information.

    Unaudited pro forma condensed combined financial information showing the impact of the BANC ONE/First Chicago NBD Merger on the historical financial position and results of operations of BANC ONE under the "pooling of interests" method of accounting are set forth as Exhibit 99.7 to BANC ONE's Current Report on Form 8-K dated April 10, 1998 (as amended by Form 8-K/A filed April 21,
1998), which is incorporated by reference herein. Such unaudited pro forma financial information does not give effect to the Merger, as the acquisition is not material to BANC ONE or the combined BANC ONE/First Chicago NBD on a pro forma basis. See "RECENT DEVELOPMENTS--BANC ONE/First Chicago NBD Agreement."

    The comparative per share data presented herein is based on and derived from, and should be read in conjunction with, the historical consolidated financial statements and the related notes thereto of BANC ONE, First Chicago NBD and FCC, respectively, and the unaudited pro forma condensed combined financial information referred to above, incorporated herein by reference. Pro forma amounts are not necessarily indicative of results of operations or the combined financial position that would have resulted had the Merger and/or the BANC ONE/First Chicago NBD Merger been consummated at the beginning of the periods indicated.

                                                                                                 YEAR ENDED DECEMBER 31,
                                                                                             -------------------------------
                                                                                               1997       1996       1995
                                                                                             ---------  ---------  ---------
BANC ONE(1)
Income from continuing operations per common share (basic):
  Historical...............................................................................  $    2.04  $    2.60  $    2.26
  Pro forma giving effect to the Merger....................................................       2.06       2.57       2.19
  Pro forma giving effect to the Merger and the BANC ONE/First Chicago NBD Merger..........       2.48       2.64       2.17
Income from continuing operations per common share (diluted):
  Historical...............................................................................  $    1.99  $    2.52  $    2.20
  Pro forma giving effect to the Merger....................................................       2.01       2.48       2.13
  Pro forma giving effect to the Merger and the BANC ONE/First Chicago NBD Merger..........       2.43       2.56       2.12
Cash dividends declared per common share
  Historical...............................................................................  $    1.38  $    1.24  $    1.13
  Pro forma giving effect to the Merger(2).................................................       1.38       1.24       1.13
Pro forma giving effect to the Merger and the BANC ONE/First Chicago NBD Merger............       1.38       1.24       1.13
Book value per common share as of end of period:
  Historical...............................................................................  $   15.89
  Pro forma giving effect to the Merger....................................................      15.81
  Pro forma giving effect to the Merger and the BANC ONE/First Chicago NBD Merger..........      15.40

FCC
Income from continuing operations per common share (basic):
  Historical...............................................................................  $    3.24  $    3.05  $    1.90
  Equivalent pro forma giving effect to the Merger(3)......................................       2.90       3.62       3.08
  Equivalent pro forma giving effect to the Merger and the BANC ONE/First Chicago NBD
    Merger(3)..............................................................................       3.49       3.72       3.06
Income from continuing operations per common share (diluted):
  Historical...............................................................................  $    3.10  $    2.89  $    1.87
  Equivalent pro forma giving effect to the Merger(3)......................................       2.83       3.49       3.00
  Equivalent pro forma giving effect to the Merger and the BANC ONE/First Chicago NBD
    Merger(3)..............................................................................       3.42       3.60       2.98
Cash dividends declared per common share
  Historical...............................................................................  $    1.60  $    1.45  $    1.25
  Equivalent pro forma giving effect to the Merger(3)......................................       1.94       1.75       1.59
  Equivalent pro forma giving effect to the Merger and the BANC ONE/First Chicago NBD
    Merger(3)..............................................................................       1.94       1.75       1.59
Book value per common share as of end of period:
  Historical...............................................................................  $   21.03
  Equivalent pro forma giving effect to the Merger(3)......................................      22.26
  Equivalent pro forma giving effect to the Merger and the BANC ONE/First Chicago NBD
    Merger(3)..............................................................................      21.68

------------------------------

(1) Gives effect to all stock dividends and stock splits on BANC ONE Common Stock, including the 10% stock dividends on BANC ONE Common Stock paid on February 26, 1998.

(2) The pro forma cash dividends per share represent historical dividends per share paid by BANC ONE, adjusted to give effect to all stock dividends and stock splits on BANC ONE Common Stock.

(3) The equivalent pro forma amounts are computed by multiplying the related pro forma amounts by a factor of 1.408 to reflect the Exchange Rate.

                              RECENT DEVELOPMENTS

BANC ONE/FIRST CHICAGO NBD AGREEMENT

    On April 10, 1998, BANC ONE, First Chicago NBD and Newco entered into an Agreement and Plan of Reorganization (the "BANC ONE/First Chicago NBD Agreement") which provides for the combination of BANC ONE and First Chicago NBD. In connection with the execution and delivery of the BANC ONE/First Chicago NBD Agreement, BANC ONE and First Chicago NBD entered into customary stock option agreements (the "BANC ONE/First Chicago NBD Stock Option Agreements") pursuant to which BANC ONE granted to First Chicago NBD, and First Chicago NBD granted to BANC ONE, an option to purchase up to 19.9% of the grantor's outstanding shares of common stock at exercise prices (subject to antidilution adjustments) of $94.00 (in the case of the option granted by First Chicago NBD) and $61.75 (in the case of the option granted by BANC ONE). The BANC ONE/First Chicago NBD Agreement and the BANC ONE/First Chicago NBD Stock Option Agreements, as well as a joint press release and investor presentation with respect to the proposed combination of BANC ONE and First Chicago NBD, are set forth as exhibits to BANC ONE's Current Report on Form 8-K dated April 10, 1998 (as amended by Form 8-K/A filed April 21, 1998), which is incorporated by reference herein, and the description of such agreements set forth herein is qualified in its entirety by reference to the full text of such agreements.

    Pursuant to the BANC ONE/First Chicago NBD Agreement, and subject to the terms thereof, in a first step merger (the "First Step Merger"), BANC ONE will merge with and into Newco, which will be the surviving corporation, and each outstanding share of BANC ONE Common Stock, including shares of BANC ONE Common Stock issued to FCC shareholders in connection with the completion of the Merger, will be converted into one share of Newco common stock. Each stock option to acquire BANC ONE Common Stock granted under BANC ONE's stock option plans (collectively, the "BANC ONE Option Plans") that is outstanding and unexercised immediately prior to the effective time of the First Step Merger (including options to acquire shares of FCC Common Stock converted into BANC ONE Common Stock in the Merger) will be converted automatically at such time into an option to purchase Newco common stock and will continue to be governed by the terms of the BANC ONE Option Plans, which will be assumed by Newco.

    Further pursuant to the terms of the BANC ONE/First Chicago NBD Agreement, and subject to the terms thereof, immediately after completion of the First Step Merger, in a second-step merger (the "Second Step Merger" and, together with the First Step Merger, the "BANC ONE/First Chicago NBD Merger"), First Chicago NBD will merge with and into Newco, which will be the surviving corporation, and (i) each outstanding share of common stock, par value $1.00 per share, of First Chicago NBD (the "First Chicago NBD Common Stock") will be converted into 1.62 (the "BANC ONE/First Chicago NBD Exchange Ratio") shares of Newco common stock, with cash being paid in lieu of fractional shares; (ii) each outstanding share of First Chicago NBD Preferred Stock with Cumulative and Adjustable Dividends, Series B, without par value ($100 stated value) ("First Chicago NBD Series B Preferred"), will be converted into one share of Newco Preferred Stock with Cumulative and Adjustable Dividends, Series B, without par value ($100 stated value), which will have terms substantially identical to those of the First Chicago NBD Series B Preferred, and (iii) each outstanding share of First Chicago NBD Preferred Stock with Cumulative and Adjustable Dividends, Series C, without par value ($100 stated value) ("First Chicago NBD Series C Preferred"), will be converted into one share of Newco Preferred Stock with Cumulative and Adjustable Dividends, Series C, without par value ($100 stated value), which will have terms substantially identical to those of the First Chicago NBD Series C Preferred. Additionally, at the effective time of the Second Step Merger, each stock option to acquire First Chicago NBD Common Stock granted under First Chicago NBD's stock option plans (collectively, the "First Chicago NBD Option Plans") which is outstanding and unexercised immediately prior to such time will be converted automatically at such time into an option to purchase Newco common stock and will continue to be governed by the terms of the First Chicago NBD Option Plans, which will be assumed by Newco. The number of shares of Newco common stock subject to such options and the exercise price of such options will be adjusted as provided in the BANC ONE/First Chicago NBD Agreement to give effect to the BANC ONE/First Chicago NBD Exchange Ratio.

    It is intended that the First Step Merger and the Second Step Merger shall each constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that the BANC ONE/First Chicago NBD Merger be accounted for as a "pooling of interests" under generally accepted accounting principles.

    Newco, as the surviving corporation in the BANC ONE/First Chicago NBD Merger, will be incorporated in the State of Delaware. The Certificate of Incorporation of Newco at the completion of the BANC ONE/First Chicago NBD Merger (the "Newco Certificate") will be the certificate of incorporation of the surviving corporation, and the By-Laws of Newco at the completion of the BANC ONE/First Chicago NBD Merger (the "Newco By-Laws") will be the By-Laws of the surviving corporation. The Newco Certificate and the Newco By-Laws will be substantially similar to the First Chicago NBD Restated Certificate of Incorporation (the "First Chicago NBD Certificate") and the First Chicago NBD By-Laws, as amended (the "First Chicago NBD By-Laws"), respectively (except that the Newco Certificate will provide that the name of the corporation shall be "BANC ONE CORPORATION" and will authorize the issuance of 2.5 billion shares of Newco common stock and 50 million shares of preferred stock of Newco, and the Newco Certificate and By-Laws will provide for a board of directors of between 11 and 30 members), with such further modifications as are mutually agreed upon by BANC ONE and First Chicago NBD. The First Chicago NBD Certificate is set forth as Exhibit 3(A) to First Chicago NBD's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, and the First Chicago NBD By-Laws are set forth as Exhibit 3(B) to First Chicago NBD's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, and each is incorporated by reference herein.

    The Newco Board after the effective time of the BANC ONE/First Chicago NBD Merger will initially be comprised of 22 directors, including John B. McCoy, Chairman and Chief Executive Officer of BANC ONE, Richard J. Lehmann, President and Chief Operating Officer of BANC ONE, Verne G. Istock, Chairman, President and Chief Executive Officer of First Chicago NBD and David J. Vitale, Vice Chairman of First Chicago NBD. Nine of the remaining directors of Newco will be designated by BANC ONE, and the other nine directors of Newco will be designated by First Chicago NBD. Following the effective time, Mr. Istock will be Chairman of the Board of Directors of the combined company, Mr. McCoy will be President and Chief Executive Officer of the combined company, and each of Messrs. Lehmann and Vitale will be a Vice Chairman of the combined company.

    Completion of the BANC ONE/First Chicago NBD Merger is subject to a number of conditions, including the approval of the shareholders of BANC ONE and First Chicago NBD and the receipt of all requisite regulatory approvals. While there can be no assurance, it is expected that the BANC ONE/First Chicago NBD Merger will close in the fourth quarter of calendar 1998.

    While there can be no assurance, BANC ONE and First Chicago NBD currently expect that the combined company will achieve approximately $1.205 billion in annual pre-tax synergies as a result of the BANC ONE/First Chicago NBD Merger, composed of $930 million in annual cost savings and $275 million in annual revenue increases, and that the transaction will be accretive to earnings per share begining in 1999. The expense savings will be derived principally from cost reductions in the credit card, retail banking, commercial banking, capital markets and indirect lending businesses of the combined company, in the operations and technology budgets of the combined company and in its general and administrative expenses, as well as through increased purchasing leverage with certain suppliers to the combined company. Increased revenues are expected to come principally in cross-selling opportunities involving the credit card, retail banking and commercial banking businesses. The restructuring charge for severance payments, facilities writedowns and other merger-related costs is estimated to be $1.25 billion. Additional financial information concerning the BANC ONE/First Chicago NBD Merger is contained in the joint press release and investor presentation set forth as Exhibits 99.3 and 99.4 to BANC ONE's Current Report on Form 8-K dated April 10, 1998 (as amended by Form 8-K/A filed April 21,
1998), which is incorporated by reference herein. See "FORWARD-LOOKING STATEMENTS."

    Unaudited pro forma condensed combined financial information showing the impact of the BANC ONE/First Chicago NBD Merger on the historical financial position and results of operations of BANC ONE under the "pooling of interests" method of accounting are set forth as Exhibit 99.7 to BANC ONE's Current Report on Form 8-K dated April 10, 1998 (as amended by Form 8-K/A filed April 21,
1998), which is incorporated by reference herein. Such unaudited pro forma financial information does not give effect to the Merger, as the acquisition is not material to BANC ONE or the combined BANC ONE/First Chicago NBD on a pro forma basis.

    FCC shareholders should understand that at the Meeting they are voting only on the Merger, and that there is no assurance that the BANC ONE/First Chicago NBD Merger will be completed. If FCC shareholders vote to approve the Merger and the Merger is completed, such shareholders will become BANC ONE shareholders without regard to whether the BANC ONE/First Chicago NBD Merger is ultimately completed.

    If the Merger is completed before the record date for the BANC ONE special meeting of shareholders at which the BANC ONE/First Chicago NBD Merger will be considered (the "BANC ONE Record Date"), FCC shareholders (as BANC ONE shareholders following completion of the Merger) will have an opportunity to vote on the BANC ONE/First Chicago NBD Merger. There can be no assurance, however, that the Merger will be completed before such record date. As of the date of this Prospectus and Proxy Statement, the BANC ONE Record Date had not been set.

BANC ONE FIRST QUARTER 1998 FINANCIAL RESULTS

    On April 21, 1998, BANC ONE announced unaudited results of its operations for the three months ended March 31, 1998.

                                                                         FOR THE THREE MONTHS
                                                                           ENDED MARCH 31,
                                                                         --------------------
                                                                           1998       1997
                                                                         ---------  ---------
                                                                          (MILLIONS, EXCEPT
                                                                           PER SHARE DATA)
Interest income........................................................  $ 2,301.0  $ 2,324.1
Income before income tax...............................................      762.2      584.1
Net income.............................................................      517.6      381.9
Net income per common share (basic)(1).................................  $     .80  $     .60
Net income per common share (diluted)(1)...............................  $     .79  $     .58
Weighted average common shares outstanding (millions) (basic)(1).......      643.1      622.6
Weighted average common shares outstanding (millions) (diluted)(1).....      655.5      655.6

------------------------

(1) Gives effect to the 10% stock dividend on BANC ONE Common Stock paid on February 26, 1998 to shareholders of record as of February 12, 1998.

    At March 31, 1998, BANC ONE had consolidated total assets of $116.3 billion, consolidated total deposits of $77.9 billion and consolidated total stockholders' equity of $10.5 billion. Additional information regarding BANC ONE's results of operations for the three months and year ended March 31, 1998 and financial condition at March 31, 1998 is contained in BANC ONE's Current Report on Form 8-K dated April 21, 1998, which is incorporated by reference herein.

FCC FIRST QUARTER 1998 FINANCIAL RESULTS

    On April 16, 1998, FCC announced unaudited results of its operations for the three months ended March 31, 1998.

                                                                             FOR THE THREE MONTHS
                                                                               ENDED MARCH 31,
                                                                             --------------------
                                                                               1998       1997
                                                                             ---------  ---------
                                                                              (THOUSANDS, EXCEPT
                                                                               PER SHARE DATA)
Interest income............................................................  $   176.5  $   171.2
Income before income tax...................................................       45.5       43.3
Net income.................................................................       30.8       29.0
Net income per common share (basic)........................................  $     .78  $     .75
Net income per common share (diluted)......................................  $     .75  $     .73
Weighted average common shares outstanding (millions) (basic)..............       39.3       38.8
Weighted average common shares outstanding (millions) (diluted)............       43.4       42.3

    At March 31, 1998, FCC had consolidated total assets of $9.5 billion, consolidated total deposits of $7.7 billion and consolidated total stockholders' equity of $863.8 million. Additional information regarding FCC's results of operations for the three months and year ended March 31, 1998 and financial condition at March 31, 1998 is contained in FCC's Current Report on Form 8-K dated April 20, 1998, which is incorporated by reference herein.

                                  THE MEETING

    This Prospectus and Proxy Statement is first being mailed to the FCC shareholders on or about May 14, 1998, and is accompanied by the notice of the Meeting and a form of proxy that is solicited on behalf of the FCC Board for use at the Meeting to be held on June 12, 1998, at 9:00 a.m. local time at the Grand Ballroom, the Sheraton Hotel, 500 Canal Street, New Orleans, Louisiana, and at any adjournments or postponements thereof.

MATTERS TO BE CONSIDERED

    The purpose of the Meeting is to take action with respect to the approval of the Plan and the transactions contemplated thereby. The holders of FCC Common Stock may also be asked to vote upon a proposal to adjourn or postpone the Meeting, which adjournment or postponement could be used for the purpose, among others, of allowing additional time for the soliciting of additional votes to approve the Plan.

PROXIES

    The form of proxy for use at the Meeting accompanies this Prospectus and Proxy Statement. A shareholder may use a proxy whether or not he or she intends to attend the Meeting in person. The proxy may be revoked in writing by the person giving it at any time before it is exercised by notice to the Secretary of FCC, by executing and submitting a later dated proxy or by attending and voting in person at the Meeting. All proxies validly submitted and not revoked will be voted in the manner specified therein. IF NO SPECIFICATION IS MADE, THE PROXIES WILL BE VOTED IN FAVOR OF APPROVAL OF THE PLAN.

    The FCC Board is not aware of any other matters that may be presented for action at the Meeting, but if other matters do properly come before the Meeting it is intended that the shares represented by the accompanying proxy will be voted by the persons named in the proxy in accordance with their best judgment, provided that no proxy that is voted against approval of the Plan will be voted in favor of any adjournment or postponement of the Meeting for the purpose of soliciting additional proxies.

SOLICITATION OF PROXIES

    The entire cost of soliciting the proxies from the FCC shareholders will be borne by FCC; provided, however, that BANC ONE has agreed to pay the printing costs of this Prospectus and Proxy Statement and related materials. In addition to the solicitation of proxies by mail, FCC will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of the stock and secure their voting instructions, if necessary. FCC will reimburse such record holders for their reasonable expenses in so doing. FCC has also made arrangements with Corporate Investor Communications, Inc. to assist it in soliciting proxies from banks, brokers and nominees and has agreed to pay approximately $8,000 plus expenses for such services. If necessary, FCC may also use several of its regular employees, who will not be specially compensated, to solicit proxies from shareholders, either personally or by telephone, telegram, facsimile or special delivery letter.

RECORD DATE AND VOTING RIGHTS

    April 24, 1998 has been fixed as the Record Date for determination of holders of FCC Common Stock entitled to notice of and to vote at the Meeting. Accordingly, only holders of FCC Common Stock of record at the close of business on the Record Date will be entitled to notice of and to vote at the Meeting. At the close of business on the Record Date, there were 39,863,717 shares of FCC Common Stock outstanding. The presence, in person or by proxy, of holders of a majority of the FCC Common Stock is necessary to constitute a quorum at the Meeting. Each share of FCC Common Stock outstanding on the FCC Record Date entitles its holder to one vote.

    Shares of FCC Common Stock present in person at the Meeting but not voting, and shares of FCC Common Stock for which FCC has received proxies but with respect to which holders of such shares have abstained, will be counted as present at the Meeting for purposes of determining the presence or absence of a quorum for the transaction of business and determining the voting power present for purposes of the vote on the Plan. Brokers who hold shares of FCC Common Stock in nominee or "street" name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers with respect to the matters to be considered and voted upon at the Meeting without specific instructions from such customers. Shares represented by proxies returned by a broker holding such shares in "street" name will be counted for purposes of determining whether a quorum exists, even if such shares are not voted in matters where discretionary voting by the broker is not allowed ("broker non-votes"), but broker non-votes will not be counted in determining the voting power present with respect to the vote on the Plan.

    Under the Louisiana Law and the FCC Articles of Incorporation (the "FCC Articles"), approval of the Plan requires the affirmative vote of the holders of two-thirds of the FCC Common Stock present or represented by proxy at the Meeting.

    BECAUSE APPROVAL OF THE PLAN REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF TWO-THIRDS OF THE FCC COMMON STOCK PRESENT OR REPRESENTED BY PROXY AT THE MEETING, ABSTENTIONS WILL HAVE THE SAME EFFECT AS NEGATIVE VOTES. ACCORDINGLY, THE FCC BOARD URGES THE HOLDERS OF FCC COMMON STOCK TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE.

    As of the Record Date, the directors and executive officers of FCC, together with their affiliates, beneficially owned approximately 5,600,000 shares of FCC Common Stock entitling them to exercise approximately 14% of the voting power of FCC entitled to vote at the Meeting. It is currently expected that all of the directors' and executive officers' and their respective affiliates' shares will be voted in favor of the Plan.

    As of the Record Date, the banking and trust subsidiaries of BANC ONE, as fiduciaries, custodians or agents, held a total of 18,960 shares of FCC Common Stock, representing less than 1% of the total voting power of the outstanding shares of the FCC Common Stock, under trust agreements and other instruments and agreements. These entities maintained sole or shared voting power with respect to 9,184 of such shares of FCC Common Stock.

    Additional information with respect to beneficial ownership of FCC Common Stock by persons and entities owning more than five percent of such stock and more detailed information with respect to beneficial ownership of FCC Common Stock by directors and executive officers of FCC is incorporated by reference to FCC's Annual Report on Form 10-K for the year ended December 31, 1997. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

RECOMMENDATION OF FCC BOARD

    The FCC Board has approved the Plan and the transactions contemplated thereby. The FCC Board believes that the Plan is in the best interests of FCC and its shareholders and recommends that the FCC Shareholders vote "FOR" the approval of the Plan. See "THE MERGER--Background of and FCC Reasons for the Merger."

                                   THE MERGER

    THE FOLLOWING SUMMARY OF CERTAIN TERMS AND PROVISIONS OF THE PLAN AND THE OPTION AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN AND THE OPTION AGREEMENT, WHICH ARE INCLUDED AS EXHIBITS TO THE CURRENT REPORT ON FORM 8-K, DATED OCTOBER 20, 1997, OF BANC ONE AND ARE INCORPORATED HEREIN BY REFERENCE. SEE "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

GENERAL

    The Plan provides for the merger of Delta with and into FCC, with FCC as the surviving corporation. Upon the effectiveness of the Merger (the "Effective Time") each of the outstanding shares of FCC Common Stock (together with any and all Rights issued pursuant to the FCC Rights Plan) will be converted into 1.408 shares of BANC ONE Common Stock (the "Exchange Rate"), which shares of BANC ONE Common Stock will be issued as a result of the Merger. The Exchange Rate has been adjusted to give effect to the 10% stock dividend on BANC ONE Common Stock paid on February 26, 1998, and is subject to further adjustments in certain circumstances. An increase or decrease in the market price of BANC ONE Common Stock will not affect the Exchange Rate or the number of shares of BANC ONE Common Stock issuable in the Merger; therefore, the value of the consideration to be received by FCC's shareholders in the Merger will increase if the market price of BANC ONE Common Stock increases as of the Effective Time or decrease if the market price of BANC ONE Common Stock decreases as of the Effective Time. However, FCC has the right to terminate the Plan if the market price of BANC ONE Common Stock is below certain thresholds and BANC ONE does not elect to increase the Exchange Rate, as discussed under "--Termination."

    Holders of at least two-thirds of the FCC Common Stock present or represented by proxy at the Meeting must vote for the Plan for the Merger to be completed. The closing of the Merger will (unless the parties agree otherwise) take place on a date specified by BANC ONE (the "Closing Date"), which date shall be within the 15-day period commencing on the first day after the later of
(i) the expiration of any required waiting period following the approval of the completion of the Merger by the Federal Reserve and the Louisiana Commissioner,
(ii) the date of the Meeting or (iii) the business day following the satisfaction or waiver of all conditions to the Merger other than those to be satisfied by deliveries at the closing. If BANC ONE fails to specify a Closing Date by the end of such 15-day period, FCC will be entitled to specify the Closing Date. The Merger will become effective as soon as possible after the Closing Date in accordance with the Ohio Law and the Louisiana Law on the later to occur of (x) the filing with the Secretary of State of the State of Ohio of a Certificate of Merger and (y) the filing with the Secretary of State of the State of Louisiana of a Certificate of Merger.

    The Boards of Directors of BANC ONE, Delta and FCC have approved the Plan. BANC ONE, as the sole shareholder of Delta, has approved or will approve the Plan. Approval of the Plan by the shareholders of BANC ONE is not required for completion of the Merger.

BACKGROUND OF AND FCC REASONS FOR THE MERGER

    In late summer 1997, Ian Arnof, Chief Executive Officer of FCC, observed that recent mergers of financial institutions were taking place at higher values than had theretofore been the case, and noted statements of certain securities analysts that a merger value for FCC could exceed $70 per share. Mr. Arnof discussed these observations with several members of FCC's Executive Committee (the "FCC Executive Committee") and at a meeting of the full FCC Executive Committee on September 15, 1997. The FCC Executive Committee determined that a transaction in which FCC shareholders would potentially receive in excess of $70 in value merited serious consideration by FCC and, accordingly, it authorized Mr. Arnof to make informal contact on a confidential basis with certain institutions that the FCC

Executive Committee and Mr. Arnof believed were of a size to be capable of a stock acquisition of an institution of the size of FCC and whose shares were subjectively believed to represent an attractive investment.

    Mr. Arnof then contacted John G. Duffy, a representative of KBW, and requested that he make the contacts with the institutions directed by the FCC Executive Committee and with certain other institutions suggested by Mr. Duffy. Mr. Duffy proceeded to make these contacts and provided them with certain information about FCC. He reported to Mr. Arnof that three of the institutions expressed an interest in a transaction, and after consulting with Mr. Arnof (who in turn consulted with certain members of the FCC Executive Committee), Mr. Duffy asked each of these institutions for a more concrete expression of its level of interest.

    On October 9, after further discussions with the institutions expressing interest and providing them with additional information about FCC, two institutions presented acquisition proposals to Mr. Duffy which proposed exchange values in excess of $70 per share. Mr. Arnof reported these proposals to certain members of the FCC Executive Committee, and it was decided that these proposals should be reviewed by the full FCC Board.

    A meeting of the FCC Board was held on October 13, at which representatives of KBW (including Mr. Duffy) and outside counsel were present. Mr. Arnof reviewed with the FCC Board the actions that the FCC Executive Committee, he and Mr. Duffy had taken. The KBW representatives then made a detailed presentation of the two proposals, the business and prospects of the two institutions and their securities as an investment, FCC's prospects as an independent entity and other factors. Mr. Arnof described for the FCC Board his views regarding the two proposals as well as FCC's future prospects as a stand-alone entity, including the likelihood and timing of achieving value for the stockholders equal to or in excess of the values proposed by the two institutions. Counsel then described to the FCC Board the likely nonfinancial terms of a definitive agreement based upon the terms of other recent agreements involving financial institutions, including the likelihood that the acquiror would insist on a fixed rather than floating exchange ratio and upon certain lock-up arrangements, including an option similar to the Option Agreement.

    After discussions, the FCC Board concluded that it would be in the best interest of FCC to proceed to negotiate with the two institutions for the price and other terms of a definitive agreement to present to the FCC Board for consideration as soon as practicable, keeping in mind the need for the strictest confidentiality.

    During the remainder of the week of October 13, Mr. Arnof, Michael A. Flick, FCC's Chief Administrative Officer, and Mr. Duffy engaged in negotiations with the two institutions and scheduled simultaneous due diligence reviews in New Orleans. During the course of these negotiations and due diligence sessions, it became apparent to Messrs. Arnof, Flick and Duffy that because BANC ONE had an existing presence in Louisiana that complemented FCC's presence in the state, allowing BANC ONE to achieve significant cost savings in a merger that the other institution could not, BANC ONE had greater capacity to increase its proposed financial terms than the other institution. Moreover, discussions with the other institution indicated that it was unlikely the other institution would be willing to significantly improve its initial proposal. Accordingly, Messrs. Arnof, Flick and Duffy concluded that the best opportunity to achieve a desirable transaction was to request BANC ONE to provide its best offer in exchange for a termination of discussions with the other institution. Accordingly, on Wednesday, October 15, this proposition was presented to BANC ONE, and, after further discussions, BANC ONE then proposed the current Exchange Rate of 1.408 shares of BANC ONE Common Stock for each share of FCC Common Stock. Discussions with the other institution were terminated, and it was determined to recommend the Exchange Rate to the FCC Board. During this period and the subsequent period up to the special FCC Board meeting referred to below, Mr. Arnof consulted with several members of the FCC Board.

    During the period from October 16 through October 20, Messrs. Arnof, Flick and Duffy, together with outside counsel, negotiated the terms of the definitive agreement. During these negotiations, BANC

ONE proposed that contemporaneously with the definitive agreement FCC also enter into the Option Agreement. When it became clear that BANC ONE viewed the Option Agreement as an essential component of its willingness to enter into the definitive agreement, the terms of the Option Agreement were negotiated, and Mr. Arnof agreed to present the Option Agreement for consideration by the FCC Board.

    The Plan and the Option Agreement were considered at a special FCC Board meeting held on October 20. At that meeting, which was also attended by FCC's executive management, and by representatives of KBW, FCC's outside counsel and Arthur Andersen LLP, FCC's independent public accountants, the FCC Board reviewed with management the events since its last meeting, and received presentations from KBW on the financial terms of the definitive agreement, comparable transactions, the potential of obtaining a greater exchange ratio from other institutions, and on information about FCC and BANC ONE. Mr. Flick and FCC's outside counsel described the non-financial terms of the Plan and the Option Agreement, including the various proposals negotiated, and the representative of Arthur Andersen LLP reported on its review of BANC ONE made at FCC's request and certain accounting and tax considerations. The FCC Board was advised that on the basis of the closing price of BANC ONE Common Stock on Friday, October 17, the proposed Exchange Rate would result in a value of $70.64 per share for FCC shareholders. Management then recommended that FCC enter into the Plan and the Option Agreement, and KBW advised the FCC Board that, in its opinion, the Exchange Rate was fair to FCC and its shareholders from a financial point of view. The FCC Board then unanimously resolved to enter into the Plan and the Option Agreement, and they were executed promptly after the Board Meeting.

    In reaching its conclusion to approve the Plan and the Option Agreement, the FCC Board considered a number of factors, including the following:

        (a) Information with respect to FCC's financial condition on both a historical and pro forma basis, future dividends, and the financial prospects for FCC and its shareholders if FCC determined to remain a stand-alone company.

        (b) The opinion of KBW that, from a financial point of view, the terms of the Merger as provided in the Plan were fair to FCC shareholders. See "--Opinion of FCC's Financial Advisor."

        (c) A comparison of the terms of the Plan with recent transactions involving similar companies, including the premium to be paid to FCC shareholders and how it compares with recent bank merger transactions involving selling institutions with assets of similar size, as well as with recent transactions involving Louisiana banks as sellers. On the basis of the closing sales prices of FCC Common Stock and BANC ONE Common Stock on October 17, 1998, the proposed Exchange Rate represented a 21.5% premium over the price of FCC Common Stock.

        (d) The terms of the proposed Plan, including the tax-free nature of the Merger for FCC shareholders, the Exchange Rate and the Option Agreement.

        (e) The effect on FCC's shareholders' value if FCC continued as a stand-alone entity as compared to the effect of a merger with BANC ONE, including a comparison of earnings per share and book value per share on a pro forma basis. The FCC Board analyzed future dividends for FCC shareholders and post-merger shareholder dividends. At the Exchange Rate, FCC shareholders would receive an approximately 21% increase in dividends over that paid by FCC in the fourth quarter of 1997.

        (f) The interests of FCC and its shareholders as well as the social, legal and economic effects on employees, customers and the community.

OPINION OF FCC'S FINANCIAL ADVISOR

    On October 7, 1997, FCC engaged KBW to act as its exclusive financial advisor in connection with the Merger. FCC selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the Merger and is familiar with FCC and its business. As part of its investment banking business, KBW is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions.

    As part of its engagement, representatives of KBW attended the meeting of the FCC Board held on October 20, 1997 at which the FCC Board considered and approved the Plan. At the October 20, 1997 meeting, KBW rendered an oral opinion that, as of such date, the Exchange Rate was fair to the holders of shares of FCC Common Stock from a financial point of view. Such opinion was reconfirmed in writing as of May 12, 1998.

    The full text of KBW's updated written opinion dated as of May 12, 1998 is attached as Appendix A to this Prospectus and Proxy Statement and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to Appendix A. FCC shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in connection therewith.

    KBW'S OPINION IS DIRECTED TO THE FCC BOARD AND ADDRESSES ONLY THE EXCHANGE RATE. IT DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION TO PROCEED WITH THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY FCC SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE MEETING WITH RESPECT TO THE MERGER OR ANY OTHER MATTER RELATED THERETO.

    KBW has informed FCC that in arriving at its written opinion, KBW, among other things: (1) reviewed FCC's Annual Reports on Form 10-K and related audited financial information for the three fiscal years ended December 31, 1997 and FCC's quarterly reports on Form 10-Q and related unaudited financial information for the quarterly periods ended September 30, 1997, June 30, 1997 and March 31, 1997; (2) reviewed BANC ONE's Annual Reports on Form 10-K and related audited financial information for the three fiscal years ended December 31, 1997 and BANC ONE's quarterly reports on Form 10-Q and related unaudited financial information for the quarterly periods ended September 30, 1997, June 30, 1997 and March 31, 1997; (3) reviewed certain limited financial information, including financial forecasts, relating to the respective businesses, earnings, assets and prospects of FCC and BANC ONE furnished to KBW by senior management of FCC and BANC ONE; (4) conducted certain limited discussions with members of senior management of FCC and BANC ONE concerning the respective businesses, financial condition, earnings, assets, liabilities, operations, regulatory condition, financial forecasts, contingencies and prospects of FCC and BANC ONE and their respective views as to the future financial performance of FCC, BANC ONE and the combined entity, as the case may be, following the Merger; (5) reviewed the historical market prices and trading activity for FCC Common Stock and BANC ONE Common Stock and compared them with that of certain publicly traded companies which KBW deemed to be relevant; (6) compared the respective results of operations of FCC and BANC ONE with those of certain companies which KBW deemed to be relevant; (7) compared the proposed financial terms of the Merger contemplated by the Plan with the financial terms of certain other mergers and acquisitions which KBW deemed to be relevant; (8) considered, based upon information provided by BANC ONE's senior management, the pro forma impact of the Merger on the earnings and book value per share, consolidated capitalization and certain balance sheet and profitability ratios of BANC ONE; (9) reviewed the Plan; and (10) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as KBW deemed necessary. In addition, KBW reviewed the BANC ONE/First Chicago NBD Agreement pursuant to which BANC ONE and First Chicago NBD will merge with and into Newco, and the Current Report on Form 8-K, dated as of April 10, 1998, as amended, of BANC ONE to which the BANC ONE/First Chicago NBD Agreement is an exhibit, and certain other publicly available information and financial data relating to First Chicago NBD and the BANC ONE/First Chicago NBD Merger as KBW deemed appropriate.

    In preparing its opinion, KBW, with FCC's consent, assumed and relied on the accuracy and completeness of all financial and other information supplied or otherwise made available to it by FCC and BANC ONE, including that contemplated in the numbered items above, and KBW has not assumed responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of FCC, BANC ONE or any of their subsidiaries, nor has it been furnished any such evaluation or appraisal. KBW is not an expert in the evaluation of allowances for loan losses, and, with FCC's consent, it has not made an independent evaluation of the adequacy of the allowance for loan losses of FCC or BANC ONE, nor has it reviewed any individual credit files relating to FCC or BANC ONE, and, with FCC's consent, it assumed that the respective aggregate allowances for loan losses for both FCC and BANC ONE are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, it has not conducted any physical inspection of the properties or facilities of FCC or BANC ONE. With FCC's consent, KBW also assumed and relied upon the senior management of FCC and BANC ONE as to the reasonableness and achievability of the financial forecasts and projections (and the assumptions and bases therefor) provided to, and discussed with, KBW. In that regard, KBW has assumed with FCC's consent that such forecasts and projections, including without limitation, financial forecasts, evaluations of contingencies, operating synergies resulting from the Merger and projections regarding underperforming and non-performing assets, net charge-offs, adequacy of reserves, future economic conditions and results of operations reflect the best currently available estimates and judgments of the senior management of FCC and BANC ONE and/or the combined entity, as the case may be. KBW's opinion is predicated on the Merger receiving the tax and accounting treatment contemplated in the Plan. KBW's opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion.

    KBW's opinion was rendered without regard to the necessity for, or level of, any restrictions, obligations, undertakings or divestitures which may be imposed or required in the course of obtaining regulatory approval for the Merger.

    In connection with rendering its oral opinion on October 20, 1997, KBW performed a variety of financial analyses, consisting of those summarized below. The summary set forth below does not purport to be a complete description of the analyses performed by KBW in this regard, although it describes all material analyses performed by KBW. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the separate factors summarized below, KBW believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors considered by it, without considering all analyses and factors, or attempting to ascribe relative weights to some or all such analyses and factors, could create an incomplete view of the evaluation process underlying KBW's opinion.

    In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of BANC ONE, FCC and KBW. The analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of KBW's analysis of the fairness to the FCC shareholders of the Exchange Rate and were provided to the FCC Board in connection with the delivery of KBW's opinion. KBW gave the various analyses described below approximately similar weight and did not draw any specific conclusions from or with regard to any one method of analysis. With respect to the comparison of selected companies analysis and the analysis of selected merger transactions summarized below, no company utilized as a comparison is identical to FCC or BANC ONE. Accordingly, an analysis of comparable companies and comparable business combinations is not mathematical; rather it involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or announced merger transaction values, as the case may be, of the companies concerned. The analyses do not purport to be appraisals or to reflect the process at which FCC and BANC ONE might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, KBW's opinion is just one of many factors taken into consideration by the FCC Board.

    The projections furnished to KBW and used by it in certain of its analyses were prepared by the senior management of FCC and BANC ONE. FCC and BANC ONE do not publicly disclose internal management projections of the type provided to KBW in connection with its review of the Merger, and as a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions, and accordingly, actual results could vary significantly from those set forth in such projections.

    The following is a summary of the material analyses presented by KBW to the FCC Board on October 20, 1997 ("The KBW Report") in connection with its oral opinion.

    SUMMARY OF PROPOSAL. KBW calculated multiples which were based on the assumed per share purchase price of $70.64 (derived by multiplying the Exchange Rate of 1.408 by $50.17, the last reported sale price for the BANC ONE Common Stock on the last day of trading prior to the public announcement of the execution of the Plan). FCC's September 30, 1997 stated book value was $20.29, tangible book value was $19.87, 1997 and 1998 earnings per share estimates (provided by a nationally recognized composite earnings estimate service) were $3.18 and $3.55, respectively, its trailing 12 months (September 30, 1996 to September 30, 1997) earnings per share was $2.92, and its last reported sale price was $58.13 per share. Based on this data, the price to stated book value multiple was 3.48 times, the price to fully diluted tangible book value multiple was 3.56 times, the price to the 1997 and 1998 earnings estimates per share was
22.2 and 19.9 times, respectively, the multiple of price to the trailing 12 months earnings was 24.2 times, and the deal price per share represented a 21.5% premium over market price.

    ANALYSIS OF SELECTED MERGER TRANSACTIONS. KBW reviewed certain financial data related to (1) comparable nationwide acquisitions of bank holding companies with announced deal values greater than $500 million from the latest twelve months, (2) the twenty largest holding company acquisitions by announced deal value as of October 20, 1997, and (3) BANC ONE's previous acquisitions announced after January 1, 1990. The following transactions comprised the three groups:
(1) NationsBank Corp./Barnett Banks Inc., First Union Corp./Signet Banking Corp., Wachovia Corp./Central Fidelity, Wachovia Corp./ Jefferson Bankshares, Huntington Bancshares/First Michigan Bank Corp., First Bank System/U.S. Bancorp, Allied Irish Banks/Dauphin Deposit Corp., BANC ONE/Liberty Bancorp, Inc., BB&T Corp./ United Carolina Bancshares and Mercantile Bancorp/Mark Twain Bancshares;
(2) NationsBank Corp./ Barnett Banks Inc., Wells Fargo/First Interstate, Chemical Banking/Chase Manhattan Corp, NationsBank Corp./Boatmen's Bancshares, First Bank System/U.S. Bancorp, Washington Mutual/Great Western Financial, First Union Corp./First Fidelity Bancorp, First Chicago Corp./NBD Bancorp, Inc., BankAmerica/ Security Pacific, NCNB Corporation/C&S/Sovran, KeyCorp/Society Corp., Fleet Financial Group/ Shawmut National, First Union Corp./Signet Banking Corp., Fleet Financial Group/National Westminster, CoreStates Financial/Meridian Bancorp, PNC Bank Corp./Midatlantic Corp., Wachovia Corp./Central Fidelity, BankAmerica/Continental Bank, Chemical Banking/Manufacturers Hanover and National City Corp./Integra Financial; (3) BANC ONE/First USA, Inc., Liberty Bancorp, Inc., Premier Bancorp, First*Bank, Liberty National Bancorp, Capital Bancorp, Parkdale Bank, Mid States Bancshares, Central Banking Group, Colorado Western Bancorp, Ameribank Charleston, First Financial Assoc., United National Bank, First Community Bancorp, Key Centurion Bancshares, Valley National Corp., Team Bancshares, Affiliated Bankshares, Jefferson Bancorp, First Security Corp., Bedford National Bank, First Illinois Corp., Marine Corporation and Four PNC Banks.

    KBW calculated the average and median of group one's multiples of price to the targets' earnings (trailing 12 months) as 21.6 times and 20.3 times, respectively, compared to a multiple of 24.2 for the Merger; the average and median premiums to the targets' stated book values of 293% and 283%, respectively, compared to a premium of 348% associated with the Merger; the average and median premiums to the target's tangible book value of 325% and 299%, respectively, compared to a premium of 356% associated with the Merger; and the average and median premiums to the targets' core deposits (net of tangible equity) of 22.8% and 21.5%, respectively, compared to 28.8% associated with the Merger.

    KBW calculated the average and median of group two's multiples of price to the targets' earnings (trailing 12 months) as 21.7 times and 18.3 times, respectively, compared to a multiple of 24.2 for the Merger; the average and median premiums to the targets' stated book values of 230% and 209%, respectively, compared to a premium of 348% associated with the Merger; the average and median premiums to the target's tangible book value of 269% and 251%, respectively, compared to a premium of 356% associated with the Merger; and the average and median premiums to the targets' core deposits (net of tangible equity) of 17.1% and 17.0%, respectively, compared to 28.8% associated with the Merger.

    KBW calculated the average and median of group three's multiples of price to the targets' earnings (trailing 12 months) as 16.6 times and 15.8 times, respectively, compared to a multiple of 24.2 for the Merger; the average and median premiums to the targets' stated book values of 192% and 183%, respectively, compared to a premium of 348% associated with the Merger; the average and median premiums to the target's tangible book value of 201% and 199%, respectively, compared to a premium of 356% associated with the Merger; and the average and median premiums to the targets' core deposits (net of tangible equity) of 10.0% and 10.3%, respectively, compared to 28.8% associated with the Merger.

    No company or transaction used as a comparison in the above analysis is identical to FCC, BANC ONE or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared.

    SELECTED PEER GROUPS ANALYSES. KBW separately compared the financial performance and market performance of FCC and BANC ONE based on various financial measures of earnings performance, operating efficiency, capital adequacy and asset quality and various measures of market performance, including market/book values, price to earnings and dividend yields to those of selected bank holding companies. For purposes of such analysis, the financial information used by KBW was as of and for the quarter ended June 30, 1997. Market price information was as of October 17, 1997. The companies in the FCC peer group were SouthTrust Corp., Regions Financial Corp., AmSouth Bancorporation, First Tennessee National Corp., Compass Bancshares, Inc., First American Corp., Hibernia Corp., Deposit Guaranty Corp., First Commercial Corp. and Whitney Holding Corp. The companies in the BANC ONE peer group were The Chase Manhattan Corporation, Citicorp, NationsBank Corp., BankAmerica Corp., J.P. Morgan & Company, Inc., First Union Corp., Bankers Trust New York Corp., First Chicago NBD Corp., Wells Fargo & Company, Norwest Corp., Fleet Financial Group, Inc., PNC Bank Corp., U.S. Bancorp, KeyCorp, BankBoston Corp., Wachovia Corp., Bank of New York Company, Inc., Republic New York Corp., SunTrust Banks, Inc., National City Corporation, CoreStates Financial Corp., Mellon Bank Corp., State Street Corp., Comerica Inc., UnionBanCal Corp., SouthTrust Corp., and Northern Trust Corp.

    KBW's analysis showed the following concerning FCC's financial performance: return on assets on an annualized basis was 1.44%, compared with an average of 1.32% and median of 1.37%; return on equity on an annualized basis was 17.85%, compared with an average of 16.09% and median of 16.06%; net interest margin on an annualized basis was 4.66%, compared with an average of 4.42% and median of 4.28%; efficiency ratio on an annualized basis was 56.34%, compared with an average of 59.03% and median of 60.01%; ratio of equity to total assets was 8.17%, compared with an average of 8.34% and median of 8.49%; ratio of tangible equity to total assets was 8.01%, compared with an average of 7.36% and median of 7.30%; ratio of nonperforming assets to total assets was 0.39%, compared to an average of 0.40% and median of 0.43%; and ratio of loan loss reserve to nonperforming loans was 259%, compared to an average of 330% and median of 285%.

    KBW's analysis further showed the following concerning FCC's market performance: that FCC's price to earnings per share multiple based on 1997 estimated earnings was 18.28 times, compared to an average of 17.48 and median of 17.43; price to earnings per share multiple based on 1998 estimated earnings was 16.37 times, compared to an average of 15.78 and median of 15.77; that its price to book value per share was 2.96 times, compared to an average of 2.82 times and median of 2.78 times; and its dividend yield was 2.75%, compared to an average of 2.12% and median of 2.11%.

    KBW's analysis showed the following concerning BANC ONE's financial performance: return on assets on an annualized basis was 1.26%, compared with an average of 1.31% and median of 1.33%; return on equity on an annualized basis was 14.18%, compared with an average of 17.46% and median of 18.02%; net interest margin on an annualized basis was 5.40%, compared with an average of 4.03% and median of 4.22%; efficiency ratio on an annualized basis was 56.29%, compared with an average of 58.41% and median of 56.97%; ratio of equity to total assets was 8.53%, compared with an average of 7.45% and median of 7.64%; ratio of tangible equity to total assets was 7.68%, compared with an average of 6.13% and median of 6.14%; ratio of nonperforming assets to total assets was 0.39%, compared to an average of 0.45% and median of 0.41%; and ratio of loan loss reserve to nonperforming loans was 344%, compared to an average of 370% and median of 327%.

    KBW's analysis further showed the following concerning BANC ONE's market performance: that BANC ONE's price to earnings per share multiple based on 1997 estimated earnings was 19.10 times, compared to an average of 17.06 and median of 16.42; price to earnings per share multiple based on 1998 estimated earnings was 13.73 times, compared to an average of 14.99 and median of 14.43; that its price to book value per share was 3.32 times, compared to an average of 3.05 times and median of 2.88 times; and its dividend yield was 2.75%, compared to an average of 2.19% and median of 2.14%.

    For purposes of the above calculations, all earnings estimates were based upon the published estimates of a nationally recognized composite earnings estimate service.

    FINANCIAL IMPACT ANALYSIS. KBW performed pro forma merger analysis that combined projected income statement and balance sheet information. Assumptions regarding the accounting treatment, acquisition adjustments, cost savings and revenue enhancements were used to calculate the financial impact that the Merger would have on certain projected financial results of BANC ONE. This analysis was based on analysts' and the respective managements' estimates of FCC and BANC ONE's 1998 earnings per share. These projections were discussed with the management of each of FCC and BANC ONE. The actual results achieved by BANC ONE following the Merger will vary from the projected results, and the variations may be material.

    KBW calculated the impact of the Merger on BANC ONE's earnings per share. For BANC ONE, this computation assumed the composite 1998 and 1999 earnings per share estimates, respectively, of $4.02 and $4.50. For FCC, the assumptions were 1998 and 1999 earnings per share, respectively, of $3.55 and $3.92. For both companies earnings growth rates of 8.00% in 2000, 2001 and 2002 were assumed. Estimated pre-tax cuts of FCC's non-interest expenses of 25.00% in 1998, and 35.00% from 1999 through 2002 were assumed. The combined estimated earnings stream including cost savings resulted in projected decreases of 0.63%, 0.05%, 0.10%, 0.15% and 0.20% in BANC ONE's 1998, 1999, 2000, 2001 and 2002 earnings per share, respectively. KBW calculated that cost savings of 34.7% would be necessary to eliminate dilution in 1998.

    KBW calculated that based on the Exchange Rate of 1.408 shares of BANC ONE Common Stock to each share of FCC Common Stock, FCC shareholders would own 8.7% of the combined entity. Compared to an independent scenario based on the Exchange Rate, earnings per share of FCC Common Stock would increase by 44.9%, book value per share would increase by 8.2% and dividends per share would increase by 21.6%.

    DISCOUNTED CASH FLOW ANALYSIS. KBW estimated the present value of the future cash flows that would accrue to a holder of a share of FCC Common Stock assuming the shareholder held the stock through the year 2002 and then sold it at the end of year 2002. The analysis was based on several assumptions, including an earnings per share of $3.55 in 1998 and a 50% dividend payout ratio through the year 2002. A terminal value was calculated for 2002 by multiplying FCC's projected 2002 earnings by a price/earnings multiple of 20.0 times trailing earnings. KBW presented a table with a range of earnings per share growth rates of 8.0% to 18.0% and a range of discount rates of 11.50% to 14.50%, resulting in a range of present values for a share of FCC Common Stock of $56.05 to $88.87. These values were determined by adding (1) the present value of the estimated future dividend stream that FCC could generate over the period beginning January 1998 and ending in December 2002 and (2) the present value of the "terminal value" of the FCC Common Stock.

    KBW stated that the discounted cash flow analysis is a widely-used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, dividend payout rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of FCC Common Stock.

    In connection with its opinion attached as Appendix A to this Prospectus and Proxy Statement, KBW performed procedures to update, as necessary, certain of the analyses described above and reviewed the assumptions on which such analyses described above were based and the factors considered in connection therewith. As part of its update, KBW reviewed the financial impact of the proposed BANC ONE/First Chicago NBD Merger. KBW did not perform any analyses in addition to those described above in updating its October 20, 1997 opinion.

    KBW has been retained by the FCC Board as an independent contractor to act as financial adviser to FCC with respect to the Merger. KBW, as part of its investment banking business, is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, FCC and BANC ONE, and as a market maker in securities KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of FCC and BANC ONE for KBW's own account and for the accounts of its customers. KBW previously served FCC as lead-manager for its 1992 offering of $47.75 million of common stock, as lead-manager for its 1992 offering of $60 million of convertible preferred stock, and as advisor for its 1995 acquisition of Central Corporation, 1985 acquisition of City National Bancshares, Inc. and 1983 acquisition of New Orleans Bancshares, Inc. KBW previously served BANC ONE as advisor on its 1997 announced western region branch sale to Community First Bankshares, and served as advisor to Key Centurion Bancshares in its 1992 sale to BANC ONE, Affiliated Bankshares of Colorado in its 1991 sale to BANC ONE, and KNYB Bancshares, Inc. in its 1985 sale to BANC ONE.

    FCC and KBW have entered into a letter agreement dated October 7, 1997 relating to the services to be provided by KBW in connection with the Merger. FCC has agreed to pay KBW fees as follows: a cash fee of $500,000 following the signing of the Plan and an additional cash fee of $500,000 after the mailing of this Prospectus and Proxy Statement. In addition, FCC will pay to KBW at the time of closing a cash fee ("Contingent Fee") equal to 0.275% of the market value of the aggregate consideration offered in exchange for the outstanding shares of FCC Common Stock in the Merger. Pursuant to the letter agreement, FCC also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify against certain liabilities, including liabilities under the federal securities laws.

BANC ONE REASONS FOR THE MERGER

    BANC ONE believes that the affiliation of FCC with BANC ONE will provide BANC ONE with a meaningful expansion of BANC ONE's customer base and assets in the State of Louisiana. Such expansion will provide BANC ONE with the opportunity to realize increased economies of scale while serving new customers with the expertise and assistance of the capable and experienced staff of FCC.

STRUCTURE OF THE MERGER; MANAGEMENT AFTER THE MERGER

    Upon the completion of the Merger, Delta will be merged with and into FCC and the separate corporate existence of Delta will cease. FCC, as the surviving corporation in the Merger and a wholly owned subsidiary of BANC ONE, will continue operations under the name "Louisiana Banc One Corporation." It is expected that the FCC Articles and the FCC Bylaws in effect as of the Effective Time shall, with minor exceptions, be the articles of incorporation and bylaws of the surviving corporation.

    Following completion of the Merger, it is expected that the following persons will serve as executive officers of the surviving corporation: (i) Ian Arnof, currently President and Chief Executive Officer of FCC, will serve as Chairman of the surviving corporation; (ii) G. Lee Griffin, currently Chairman and Chief Executive Officer of Bank One, Louisiana, N.A., will serve as President and Chief Executive Officer of the surviving corporation; (iii) Ashton
J. Ryan, Jr., currently Senior Executive Vice President of FCC, will serve as Vice Chairman of the surviving corporation; and (iv) Daryl G. Byrd, currently commercial segment manager of FCC, will become President and Chief Executive Officer of New Orleans operations for the surviving corporation. Except as otherwise noted above, no determination has been made as to the persons who will serve as directors or executive officers of the surviving corporation following completion of the Merger.

CONVERSION OF FCC COMMON STOCK; TREATMENT OF FCC STOCK OPTIONS AND FCC
  DEBENTURES

    Upon completion of the Merger, the outstanding shares of FCC Common Stock (together with any and all Rights issued pursuant to the FCC Rights Plan) will be converted into shares of BANC ONE Common Stock at the Exchange Rate. Except in the event that FCC or BANC ONE shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine their respective common stock or declare a dividend, or make a distribution, on their respective common stock in any security convertible into such common stock prior to the time the Merger becomes effective, no further adjustments will be made in the Exchange Rate. However, in the event of such a transaction, appropriate adjustment will be made in the Exchange Rate.

    Immediately upon the Effective Time, all unexercised stock options for shares of FCC Common Stock issued to and held by such persons immediately prior to the Effective Time shall be assumed by BANC ONE and converted into options to purchase that number of shares of BANC ONE Common Stock equal to the number of shares of FCC Common Stock subject to such unexercised options immediately prior to the Effective Time multiplied by the Exchange Rate. The per share exercise price of such options for shares of BANC ONE Common Stock shall be the exercise price applicable to the options for shares of FCC Common Stock converted into options for BANC ONE Common Stock divided by the Exchange Rate.

    Following the Merger, each $26.67 aggregate principal balance of FCC's
12 3/4% Convertible Debentures due December 1, 2000 Series A and B (each, a "FCC Debenture") that is surrendered for conversion shall, pursuant to the provisions of the trust indentures dated as of September 27, 1985 (the "FCC Indentures") between FCC and Bank of New York, as trustee, be converted into 1.408 shares of BANC ONE Common Stock, except that no fractional shares of BANC ONE Common Stock will be issued upon conversion of any FCC Debentures. For purposes of the conversion of FCC Debentures into BANC ONE Common Stock, the Exchange Rate shall be adjusted, as appropriate, if BANC ONE shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine BANC ONE Common Stock or declare a dividend, or make a distribution, on BANC ONE Common Stock in any security convertible into

BANC ONE Common Stock after such Exchange Rate is determined. After the Merger the number of shares of BANC ONE Common Stock into which the FCC Debentures are convertible will be subject to antidilution provisions as provided in the FCC Indentures. FCC Debentures not surrendered for conversion will be payable in accordance with their original terms.

EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES

    Promptly after the Effective Time, instructions and forms will be furnished to the FCC shareholders for use in exchanging their certificates representing shares of FCC Common Stock and Rights issued pursuant to the FCC Rights Plan for certificates for shares of BANC ONE Common Stock. If any certificate for shares of BANC ONE Common Stock is to be issued in a name other than that in which the certificate for shares of FCC Common Stock surrendered for exchange is registered, the certificate so surrendered must be properly endorsed or otherwise be in proper form for transfer and the person requesting such exchange must pay to BANC ONE or its transfer agent any applicable transfer or other taxes required by reason of the issuance of the certificate.

    Until so surrendered, certificates formerly representing shares of FCC Common Stock and Rights issued pursuant to the FCC Rights Plan will be deemed for all purposes to evidence ownership of the number of shares of BANC ONE Common Stock into which such shares have been converted. Dividends and other distributions, if any, that become payable on BANC ONE Common Stock pending exchange of certificates representing shares of FCC Common Stock and Rights issued pursuant to the FCC Rights Plan will be retained by BANC ONE until surrender of such certificates, at which time such dividends and distributions will be paid, without interest, subject to applicable abandoned property laws. In addition, after the Effective Time the holders of certificates formerly representing shares of FCC Common Stock and Rights issued pursuant to the FCC Rights Plan shall cease to have rights with respect to such shares and to any related Rights (except such rights, if any, as holders of certificates representing FCC Common Stock may have as dissenting shareholders), and, except as aforesaid, their sole right shall be to exchange such certificates for shares of BANC ONE Common Stock and any fractional share payment in accordance with the Plan.

    No fractional shares of BANC ONE Common Stock will be exchanged for shares of FCC Common Stock. In lieu thereof, each shareholder of FCC having a fractional interest resulting from the exchange of FCC Common Stock for BANC ONE Common Stock will be paid by BANC ONE an amount in cash equal to the value of such fractional interest based upon the average of the closing prices of BANC ONE Common Stock on the NYSE during the Valuation Period (as defined below) as reported in THE WALL STREET JOURNAL for NYSE Composite Transactions. As used herein, "Valuation Period" means the five consecutive NYSE trading days ending on the fifth NYSE trading day immediately prior to the Closing Date.

REPRESENTATIONS AND WARRANTIES

    The Plan contains representations and warranties of BANC ONE and FCC as to, among other things: (a) the corporate organization and existence of each party and its subsidiaries; (b) the capitalization of each party and its subsidiaries;
(c) each party's financial statements; (d) each party's filings with the Commission and other regulatory reports; (e) the due authorization, execution and delivery of, and enforceability of, the Plan; (f) the corporate power and authority of each party; (g) the compliance of the Plan with the organizational documents of each party, applicable law and certain agreements; (h) the adequacy of each party's reserves for loan and lease losses; (i) the absence of material legal proceedings; (j) in the case of BANC ONE, the legality of the BANC ONE Common Stock to be issued in connection with the Merger; (k) each party's title to its assets and properties; (l) each party's compliance with applicable law;
(m) in the case of FCC, the absence of certain changes in its business and capital structure since June 30, 1997; (n) each party's employee benefit plans and related matters; (o) the filing and accuracy of each party's tax returns;
(p) each party's insurance coverage; (q) in the case of BANC ONE, the compliance of this Prospectus and Proxy Statement with federal securities laws; (r) the absence of claims under employment-related laws; (s) the absence of environmental liabilities; (t) compliance with laws concerning accessability for individuals with disabilities; (u) in the case of FCC, the inapplicability to the Merger of the FCC Rights Plan; and (v) "pooling of interests" accounting treatment.

CONDUCT OF BUSINESS PENDING THE MERGER

    Except as otherwise set forth in or contemplated by the Plan, each of BANC ONE and FCC has agreed that from the date of the Plan until the Effective Time it will carry on its businesses in substantially the same manner as heretofore, keep in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it and use its reasonable best efforts to maintain and preserve its business organization intact.

    In addition, to the extent permitted by law, each of BANC ONE and FCC has agreed to afford the other party, its officers and other authorized representatives, such access to all its books, records, bank examination reports, tax returns, leases, contracts and documents and those of its subsidiaries and will furnish to the other party such information with respect to its assets, earnings (in the case of BANC ONE) and business and those of its subsidiaries as the other party may from time to time reasonably request in connection with the Plan and the transactions contemplated thereby. FCC has also agreed to promptly provide BANC ONE with copies of all material written resolutions of the FCC Board or FCC shareholders, furnish BANC ONE with copies of all monthly and other interim financial statements of FCC as they become available, and keep BANC ONE fully informed concerning all trends and developments which in the reasonable opinion of FCC may have a FCC Material Adverse Effect (as defined below).

    In addition, except as expressly contemplated by the Plan or permitted by BANC ONE, FCC has agreed that from the date of the Plan until the earlier of the Effective Time or the time that the Plan is terminated it will not, among other things:

        (a) beginning with the fourth calendar quarter of 1997 and for each succeeding calendar quarter thereafter prior to that calendar quarter in which the Effective Time shall occur: (i) declare or pay any dividends or make any distributions on shares of FCC Common Stock, except cash dividends of $0.40 per share per quarter; and (ii) except as provided in the Plan, declare or pay any dividends or make any distributions in any amount on FCC Common Stock for the quarter in which the Effective Time shall occur and for which quarter the holders of FCC Common Stock are entitled to receive regular quarterly dividends on the shares of BANC ONE Common Stock into which the shares of FCC Common Stock have been converted;

        (b) issue, sell, or grant (or contract or agree to issue, sell or grant) any warrant, option, phantom stock option, stock appreciation right or commitment of any kind for or related to or acquire (or contract or agree to acquire) for value any shares of its capital stock or otherwise effect any change in connection with its equity capitalization, except as related to
    (i) the outstanding stock options and performance shares which have been granted requiring the issuance or purchase of not more than 1,927,434 and 104,361 shares, respectively, of FCC Common Stock pursuant to FCC stock option plans, (ii) the conversion of FCC Debentures and (iii) the Option;

        (c) (i) enter into any new line of business or incur or agree to incur any obligation or liability except liabilities and obligations (including corporate debt issuances) incurred in the ordinary course of business, except as may be directed by any regulatory agency; (ii) except as may be directed by any regulatory agency or required by any law or regulation, change its or its subsidiaries' lending, investment, liability management and other material banking policies in any material respect; (iii) except in the ordinary course of business and consistent with prior practice, grant any general or uniform increase in the rates of pay of employees; (iv) establish any new employee benefit plan or amend any existing plan (except as required by law) so as to increase by any significant amount the benefits payable thereunder; (v) incur or commit to any capital expenditures other than in the ordinary course of business (which will in no event include the establishment of new branches or any other facilities, other than those currently planned and previously disclosed to BANC ONE, or any capital expenditures in excess of $250,000 for any individual project for any purpose); or (vi) merge into, consolidate with, permit any other corporation to be merged or consolidated with it or any of its subsidiaries or acquire part of or all the assets or stock of any other corporation or person or commit or agree to any such merger, consolidation or acquisition;

        (d) change its or its subsidiaries' methods of accounting in effect at December 31, 1996, except as required by changes in generally accepted accounting principles as concurred in by Arthur Andersen LLP, or change any of its methods of reporting income and deductions for Federal income tax purposes from those employed in the preparation of FCC's federal income tax returns for the taxable years ending December 31, 1996 and 1995, except as required by changes in law or as may be agreed to in settling any examinations by the Internal Revenue Service;

        (e) contract for or acquire, at the expense of FCC or any of its subsidiaries, a policy or policies providing for insurance coverage for directors, officers and/or employees of FCC and/or its subsidiaries for any period subsequent to the Effective Time for events occurring before or after the Effective Time; provided, however, that FCC may (i) renew, extend or replace existing policies in the ordinary course consistent with past practices for periods of not greater than one year and (ii) acquire a policy which provides coverage through the date that is three years after the Effective Time for those directors, officers and/or employees of FCC and/or its subsidiaries who are presently provided coverage by policies obtained by FCC with respect to (A) events related to the Plan and the events contemplated by the Plan and (B) claims and/or causes of action arising from or related to events which occurred prior to the Effective Time; or

        (f) take any action that would prevent or impede the Merger from qualifying (i) for "pooling of interests" accounting treatment or (ii) as a reorganization within the meaning of Section 368 of the Code.

    In addition, during the period from the date of the Plan until the Effective Time, except as contemplated by the Plan, BANC ONE has agreed that it will not, without the prior written permission of FCC:

        (a) adopt or implement any amendment to its Articles of Incorporation (the "BANC ONE Articles") or any plan of reorganization which would affect in any manner the terms and provisions of the shares of BANC ONE Common Stock or the rights of the holders of such shares or reclassify the BANC ONE Common Stock;

        (b) change its methods of accounting in effect at December 31, 1996, except as required by changes in generally accepted accounting principles as concurred in with Coopers & Lybrand L.L.P., or change any of its methods of reporting income and deductions for Federal income tax purposes from those employed in the preparation of the Federal income tax returns of BANC ONE for the taxable years ending December 31, 1996 and 1995, except as required by changes in law;

        (c) acquire, or enter into negotiations to acquire, directly or indirectly, any bank located in Louisiana with deposits in excess of $1.5 billion without the written consent of FCC, which consent will not be unreasonably withheld; or

        (d) take any action that would prevent or impede the Merger from qualifying (i) for "pooling of interests" accounting treatment or (ii) as a reorganization within the meaning of Section 368 of the Code; provided, however, that nothing contained in the Plan shall limit the ability of BANC ONE to exercise its rights under the Option.

    If BANC ONE shall determine, in order to secure the necessary approvals or advisory opinions of or to minimize possible objections to the Merger by government regulatory agencies, including, but not limited to the Federal Reserve, the Commission and the United States Department of Justice, that (i) BANC ONE should not acquire certain assets or liabilities of FCC and its subsidiaries and/or (ii) following the Merger BANC ONE or its subsidiaries should not retain certain assets or liabilities of

FCC, BANC ONE shall so notify FCC and identify those assets and/or liabilities, if any, which BANC ONE proposes that it should not acquire or retain. BANC ONE shall thereafter determine which assets and/or liabilities, if any, should be sold or assigned by FCC and its subsidiaries and/or by BANC ONE and its subsidiaries. BANC ONE initially committed to FCC that it would agree to any such divestitures, up to an aggregate amount of $600,000,000, as may be required by any such regulatory authority as a condition to the approval of the Merger by such authority. BANC ONE has subsequently advised FCC that it will agree to any such divestitures up to an aggregate amount of $620,000,000 and will consider additional divestitures of amounts in excess of $620,000,000 if it is determined that such greater divestitures are required by regulatory authorities as a condition to the approval of the Merger. Divestitures of certain assets and deposit liabilities will be required in connection with antitrust review by the Federal Reserve and the Justice Department. See "THE MERGER--Regulatory Approvals."

    Each of FCC and BANC ONE, as the case may be, have agreed to enter into binding agreements or cause its subsidiaries to enter into such agreements reasonably acceptable to BANC ONE, to divest itself of the assets and/or liabilities so designated, subject to such regulatory approvals as may be required; provided, however, that (i) the effectiveness of any such agreement entered into by FCC and/or its subsidiaries shall be subject to the condition that said divestiture shall not be consummated, except with the approval of FCC, before immediately prior to the Effective Time or, with FCC Board approval, following the Effective Time; (ii) no aspect of the divestiture shall be inconsistent with any of the representations made to Coopers & Lybrand L.L.P. in the request for its tax opinion as described in the Plan, any amendment or supplement thereto, and any condition of any tax opinion issued to the parties prior to the divestiture and relating to the Merger; (iii) such disposition or divestiture shall not affect the Exchange Rate or number of shares of BANC ONE Common Stock to be received by the FCC shareholders; and (iv) FCC shall not be required to (and BANC ONE shall not, without FCC's prior approval) divulge to any purchaser information which, in FCC's reasonable judgment, would place it at a competitive disadvantage with such purchaser, and in any event such purchaser shall, before receiving any confidential information, have executed a confidentiality agreement in a form approved by FCC.

CONDITIONS TO THE MERGER; AMENDMENT; WAIVER

    Completion of the Merger is subject to satisfaction of a number of conditions, including:

     (1) the receipt of all necessary approvals of the transactions contemplated by the Plan by governmental agencies and authorities, including the Federal Reserve, and each of such approvals shall remain in full force and effect at the Effective Time;

     (2) there being no change in the consolidated financial condition, aggregate net assets, shareholders' equity, business or operating results of FCC and its subsidiaries, taken as a whole, or BANC ONE and its subsidiaries, taken as a whole, from June 30, 1997 to the Effective Time, that has had a material adverse effect on the business, operations, financial condition or results of operations of BANC ONE and its subsidiaries, taken as a whole, or FCC and its subsidiaries, taken as a whole, or on the ability of BANC ONE or Delta, on the one hand, or FCC to consummate the transactions contemplated by the Plan (a "BANC ONE Material Adverse Effect" or a "FCC Material Adverse Effect," as the case may be);

     (3) compliance by FCC, BANC ONE and Delta with their respective covenants and confirmation of their respective representations and warranties as set forth in the Plan;

     (4) approval of the Plan and the Merger by the requisite affirmative vote of the shareholders of FCC and Delta (See "--General");

     (5) receipt by FCC and BANC ONE of the opinion, dated as of the Effective Time, relative to the Federal income tax consequences of the Merger referred to under the caption "--Certain Federal Income Tax Consequences";

     (6) the shares of BANC ONE Common Stock to be issued in exchange for FCC Common Stock shall have been approved for listing on the NYSE;

     (7) the total number of shares of FCC Common Stock issued and outstanding (not including treasury shares held by FCC), together with (a) the total number of shares of FCC Common Stock related to outstanding options and performance shares with respect to the FCC stock option plans and (b) the total number of shares of FCC Common Stock which would be issued immediately prior to the Effective Time assuming that all of the FCC Debentures were then converted into FCC Common Stock pursuant to the terms of the FCC Indentures, shall not be more than 44,460,000 shares;

     (8) the holders of all credit agreements on which FCC or any of its subsidiaries is the maker, issuer or guarantor and which contain provisions which make the acquisition of FCC by or its merger with or into another entity a condition of default or acceleration, which default or acceleration would have a FCC Material Adverse Effect, shall have provided BANC ONE with a written waiver of all such default or acceleration provisions;

     (9) the opinion of KBW attached as Appendix A shall not have been withdrawn prior to the Effective Time;

    (10) the receipt by BANC ONE of an opinion from FCC's counsel to the effect that, in the opinion of such counsel, FCC has taken action with respect to the FCC Rights Plan appropriate to prevent the approval, execution or delivery of the Plan or the acquisition of shares of FCC Common Stock by BANC ONE pursuant thereto, or completion of the Merger or other transaction contemplated by the Plan from resulting in the grant, issuance or triggering of any right or entitlement or the obligation to grant or issue any interest in FCC Common Stock, BANC ONE Common Stock or the common stock of the surviving corporation to any person under the FCC Rights Plan or enabling or allowing any right associated with the FCC Rights Plan to be exercised, distributed or triggered; and

    (11) Coopers & Lybrand L.L.P. shall have issued its written opinion, dated as of the Closing Date, satisfactory, in good faith, to BANC ONE, advising that the Merger may be properly accounted for as a "pooling of interests."

    It is a condition to BANC ONE's and Delta's obligations to consummate the Merger that, as of the close of the most recent calendar quarter (or if the Effective Time shall occur within 20 days following the close of a calendar quarter, then as of the next preceding calendar quarter), cumulative net income reported by FCC since September 30, 1997 shall be greater than or equal to the amount calculated by multiplying (x) $30,571,000 by (y) the number of full calendar quarters which have passed since September 30, 1997 and for which earnings have been reported by FCC as of such date, times (z) 0.9. As used herein, "reported" means reported on FCC's financial statements prepared in accordance with generally accepted accounting principles applied on a basis consistent with FCC's financial statements for the years ended December 31, 1996 and 1995, as included in FCC's reports to the Commission on Forms 10-K or FCC's annual reports to shareholders, subject to any subsequent adjustments required to be reported whether or not such adjustments have, as yet, been reported with the following adjustments, if any, net of related income tax savings and costs, which were reflected in net income for the relevant period(s) added back into or deducted from net income for the applicable period: (i) investment banking expenses and outside legal and accounting fees and any other expenses associated with or resulting from the transactions contemplated by the Plan; (ii) gains or losses on sales of assets outside of the ordinary course of business; (iii) stock-based incentive expenses in excess of $2,740,000 per quarter ($1,781,000 per quarter after tax); and (iv) any other expenses upon which BANC ONE and FCC shall mutually agree.

    It is a condition to FCC's obligation to consummate the Merger that, as of the close of the most recent calendar quarter (or if the Effective Time shall occur within 20 days following the close of a calendar quarter, then as of the close of the next preceding calendar quarter) cumulative net income reported by

BANC ONE since June 30, 1997 shall be greater than or equal to the amount calculated by multiplying (x) $394,000,000 by (y) the number of full calendar quarters which have passed since June 30, 1997 and for which earnings have been reported by BANC ONE as of such date, times (z) 0.9. As used herein, "reported" means reported on BANC ONE's consolidated financial statements prepared in accordance with generally accepted accounting principles applied on a basis consistent with BANC ONE's consoli-dated financial statements for the years ended December 31, 1996 and 1995, as included in BANC ONE's reports to the SEC on Forms 10-K or BANC ONE's annual reports to shareholders subject to any subsequent adjustments required to be reported to the Commission whether or not such adjustments have, as yet, been reported with the effect of any changes in accounting principles required to be adopted by BANC ONE by any regulatory authority or under generally accepted accounting principles, if any, net of related income tax savings and costs, which were reflected in net income for the relevant period(s) added back into or deducted from net income for the relevant period(s).

    Any of the provisions of the Plan, including the foregoing conditions, may be waived at any time by the party which is, or the shareholders of which are, entitled to the benefits thereof. The Plan may be amended or modified in whole or in part by a duly authorized written agreement of all the parties. However, after the FCC shareholders have approved the Plan, FCC may only amend or modify the Plan if, in the opinion of the FCC Board, such amendment or modification will not have any material adverse effect on the benefits intended under the Plan for the FCC shareholders, will not violate Section 112H(2) of the Louisiana Law and will not require resolicitation of any proxies from such shareholders.

TERMINATION

    The Plan may be terminated at any time prior to the Effective Time, whether before or after approval by the FCC shareholders, by written notice from BANC ONE to FCC, or from FCC to BANC ONE, as the case may be, upon the occurrence of any of the following: (i) if any material condition to either party's obligations under the Plan is not or cannot be substantially satisfied at the time or times contemplated thereby and such condition is not waived (each party's right to terminate under this clause (i) relates only to conditions to that party's obligations); (ii) in the event of a material breach by a party of any representation, warranty, condition or agreement contained in the Plan that is not cured within 30 days of the time that written notice of such breach is received by such party from the other party but only if, in the case of a material breach of any representation or warranty, all such breaches constitute a FCC Material Adverse Effect (if BANC ONE is the party seeking to terminate) or a BANC ONE Material Adverse Effect (if FCC is the party seeking to terminate);
(iii) if the Merger shall not have been completed on or before October 19, 1998; or (iv) if the FCC shareholders shall fail to approve the Merger and the Plan. The Plan also may be terminated, and the Merger thereby abandoned (whether before or after approval of the merger by the shareholder of Delta or by FCC's shareholders), by the mutual written consent of the Boards of Directors of FCC, BANC ONE and Delta at any time prior to the Effective Time of the Merger.

    The Plan may also be terminated by FCC by majority vote of the entire FCC Board at any time after the second business day prior to the Closing Date (the "Determination Date"), if either: (x) both of the following conditions are satisfied: (i) the average of the daily last sale prices of a share of BANC ONE Common Stock (the "Average Closing Price"), as reported on the NYSE Composite Transactions reporting system for the five consecutive full trading days in which such shares are traded on the NYSE ending at the close of trading on the Determination Date shall be less than $45.15; and (ii) (A) the number obtained by dividing the Average Closing Price by the Starting Price (as defined below) (such number being referred to herein as the "BANC ONE Ratio") shall be less than (B) the number obtained by dividing the Average Index Price (as defined below) by the Index Price (as defined below) as of the Starting Date (as defined below) and subtracting 0.10 from the quotient in this clause (x)(ii)(B) (such number being referred to herein as the "Index Ratio"); or (y) the Average Closing Price shall be less than $43.15. The share prices in this paragraph have been adjusted to give effect to the 10% stock dividend on BANC ONE Common Stock paid on February 26, 1998, and are subject to further adjustments in certain circumstances. If FCC elects to exercise its termination rights as described in the preceding sentence, it shall give prompt written notice to

BANC ONE which notice shall specify which of the clauses (x) or (y) is applicable (or if both would be applicable, which clause is being invoked); provided that such notice or election to terminate may be withdrawn at any time within the aforementioned period after the Determination Date. During the five business day period commencing with its receipt of such notice, BANC ONE shall have the option in the case of a failure to satisfy the condition in clause (x), of adjusting the Exchange Rate to equal the lesser of (i) a number equal to a quotient (rounded to the nearest one-thousandth), the numerator of which is the product of $45.15 and the Exchange Rate (as then in effect) and the denominator of which is the Average Closing Price, and (ii) a number equal to a quotient (rounded to the nearest one-thousandth), the numerator of which is the Index Ratio multiplied by the Exchange Rate (as then in effect) and the denominator of which is the BANC ONE Ratio. During such five business day period, BANC ONE shall have the option, in the case of a failure to satisfy the condition in clause (y), to elect to increase the Exchange Rate to equal a number equal to a quotient (rounded to the nearest one-thousandth), the numerator of which is the product of $43.15 and the Exchange Rate (as then in effect) and the denominator of which is the Average Closing Price. If BANC ONE makes an election contemplated by either of the two preceding sentences within such five business day period, it shall give prompt written notice to FCC of such election and the revised Exchange Rate (calculated as described in the preceding sentence), whereupon no termination shall have occurred and the Plan shall remain in effect in accordance with its terms (except as the Exchange Rate shall have been so modified), and any references in the Plan to "Exchange Rate" shall thereafter be deemed to refer to the Exchange Rate as adjusted, and the Closing shall be rescheduled to the date that is the second business day following the making of such election.

    For purposes of the preceding paragraph, the term: (a) "Average Index Price" means the average of the Index Prices for the five consecutive full NYSE trading days ending at the close of trading on the Determination Date; (b) "Index Group" means the group of each of the 18 bank holding companies listed in Section 26(f) of the Plan the common stock of all of which shall be publicly traded and as to which there shall not have been since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization (if the common stock of any such company ceases to be publicly traded or such an announcement is made, such company will be removed from the Index Group, and the weights redistributed proportionately for purposes of determining the Index Price); (c) "Index Price" on a given date means the weighted average (weighted in accordance with the factors specified in the definition of "Index Group") of the closing prices on such date of the common stock of the bank holding companies comprising the Index Group; (d) "Starting Date" means October 17, 1997, the last full day on which the NYSE was open for trading prior to the execution of the Plan; and (e) "Starting Price" means $50.17, the last sale price per share of BANC ONE Common Stock on the Starting Date, as reported by the NYSE Composite Transactions reporting system.

    Whether or not FCC will have a right to terminate the Plan pursuant to the foregoing paragraphs will not be known until the date that the Average Closing Price can be determined. If such date were the date of this Prospectus and Proxy Statement, no such right of termination would exist, based upon the prevailing market price of BANC ONE Common Stock. The FCC Board has made no decision as to whether it would exercise FCC's termination right if such right did arise, and the BANC ONE Board has made no decision as to whether it would exercise its correlative right to increase the Exchange Rate. If such a situation occurs, each of the FCC Board and the BANC ONE Board would, consistent with its fiduciary duties, take into account all relevant facts and circumstances as they exist at such time and would consult with its financial advisors and legal
counsel. The fairness opinion of KBW received by FCC is dated as of April   ,
1998 and is based on conditions in effect as of such date. Accordingly, such opinion does not address the circumstances that might arise if the matters contemplated by the previous paragraphs were to occur. In such event, FCC intends that it would seek the reconfirmation of KBW with respect to the fairness of the transaction, or the revised transaction, before proceeding with the completion of the Merger, and it is a condition to the Merger that the fairness opinion of KBW not have been withdrawn prior to the Effective Time.

    Approval of the Plan by the FCC shareholders at the Meeting will confer on the FCC Board the power, should the events described above occur, to elect to consummate the Merger without any further action by, or resolicition of the votes of, FCC shareholders. It is the current intention of the FCC Board that it would not resolicit the votes of FCC shareholders if an increase in the Exchange Rate occurs.

    If the Plan is terminated otherwise than by a willful breach of any party to the Plan, FCC, BANC ONE and Delta will each pay all of its own expenses incurred incident to such transaction, except with respect to those expenses which the Plan expressly provides will be paid by BANC ONE. See "--Expenses."

REGULATORY APPROVALS

    Completion of the Merger is subject to the prior approval of the Federal Reserve under Section 3 and Section 4 of the Bank Holding Company Act of 1956, as amended (the "BHCA"). The BHCA requires that the Federal Reserve take into consideration a number of factors, including the financial and managerial resources and future prospects of the respective institutions and the convenience and needs of the communities to be served. The BHCA prohibits the Federal Reserve from approving the Merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country may be to substantially lessen competition or tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the Federal Reserve finds that the anti-competitive effects of the Merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The Federal Reserve has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position. The BHCA provides for the publication of notice and public comment on the application and authorizes the regulatory agency to permit interested parties to intervene in the proceedings.

    Under the BHCA, the Merger may not be consummated until the 15th day following the date of Federal Reserve approval, during which time the Justice Department may challenge the Merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve's approval unless a court specifically orders otherwise.

    Applications and notices with respect to the Merger were filed with the Federal Reserve on January 21, 1998, and copies were provided concurrently therewith to the Louisiana Commissioner for informational purposes. There can be no assurances that any governmental agency will approve or take any other required action with respect to the Merger and, if approvals are received or action is taken, there can be no assurance as to the date of such approvals or action, that such approvals or actions will not be conditioned upon such matters that would cause the parties to abandon the Merger or that no actions will be brought challenging such approvals or action or, if such a challenge is made, the result thereof.

    On May 4, 1998, the Justice Department announced that it will advise the Federal Reserve that, subject to divestiture of 25 branches operated by FCC in Calcasieu, Lincoln, Quachita and Lafayette parishes, the Antitrust Division will not challenge the Merger. The branches to be divested have total deposits of approximately $614 million. BANC ONE believes that such divestitures will not be material to the financial condition or results of operations of BANC ONE after the Effective Time.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of certain material United States Federal income tax consequences of the Merger, including certain consequences to holders of FCC Common Stock who are citizens or residents of the United States and who hold their shares as capital assets. It does not discuss all tax consequences that may be relevant to FCC shareholders subject to special Federal income tax treatment (such as insurance companies, dealers in securities, certain retirement plans, financial institutions, tax exempt organizations or foreign persons) or to FCC shareholders who acquired their shares of FCC Common Stock pursuant to the exercise of employee stock options or otherwise as compensation. The summary does not address the state, local or foreign tax consequences of the Merger, if any.

    Pursuant to the terms of the Plan, FCC and BANC ONE have received the opinion of Coopers & Lybrand L.L.P. to the effect that, based upon the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), the regulations thereunder and rulings issued by the Internal Revenue Service in transactions similar to those contemplated by the Plan and assuming the Merger occurs in accordance with the Plan and conditioned on the accuracy of certain representations made by FCC, Delta and BANC ONE, for Federal income tax purposes:

    (1) The Merger will constitute a reorganization within the meaning of
       Section 368(a) of the Internal Revenue Code;

    (2) No gain or loss will be recognized by FCC or BANC ONE as a consequence of the transactions contemplated by the Plan;

    (3) No gain or loss will be recognized to the FCC shareholders on the exchange of their shares of FCC Common Stock for shares of BANC ONE Common Stock, except as described below with respect to cash received for fractional share interests to which they may be entitled or pursuant to the exercise of statutory dissenters' rights;

    (4) The Federal income tax basis of the BANC ONE Common Stock to be received by holders of FCC Common Stock for their shares of FCC Common Stock will be the same as the Federal income tax basis of the FCC Common Stock surrendered in exchange therefor (reduced by any amount allocated to fractional share interests for which cash is received); and

    (5) The holding period of the BANC ONE Common Stock received by a holder of FCC Common Stock will include the period during which the FCC Common Stock exchanged therefor was held, provided the exchanged FCC Common Stock was held as a capital asset by such holder on the date of the exchange.

    A FCC shareholder who receives cash in lieu of a fractional share interest in BANC ONE Common Stock will be treated as having received the cash in redemption of the fractional share interest. The receipt of cash in lieu of a fractional share interest should generally result in capital gain or loss to the holder equal to the difference between the amount of cash received and the portion of the holder's Federal income tax basis in the FCC Common Stock allocable to the fractional share interest. Such capital gain or loss will be long-term capital gain or loss (subject to a maximum 28% tax rate) if the holder's holding period for the BANC ONE Common Stock received, determined as set forth above, is longer than one year. If the holder's holding period is greater than 18 months, such holder's capital gain or loss will be subject to a maximum tax rate of 20%.

    A dissenting shareholder who receives cash in exchange for shares of FCC Common Stock will be treated as having received the cash as a distribution in redemption of such shareholder's FCC Common Stock and will recognize capital gain or loss equal to the difference between the amount of cash received and the holder's Federal income tax basis in the shares. Such capital gain or loss will be long-term capital gain or loss (subject to a maximum 28% tax rate) if the holder's holding period for the FCC Common Stock redeemed is longer than one year. If the holder's holding period is greater than 18 months, such holder's capital gain or loss will be subject to a maximum tax rate of 20%.

    Each party's obligation to complete the Merger is conditioned upon receipt of the opinion, dated as of the Effective Time, of Coopers & Lybrand L.L.P. substantially to the effect set forth above. If the opinion is unable to be obtained, each of BANC ONE and FCC expects that it would assess the reasons for the failure to obtain such opinion and the anticipated tax treatment of the Merger in view of such failure, and make a determination at such time, consistent with the fiduciary duties of its Board of Directors and its obligations under applicable law, as to whether such condition should be waived. The vote of FCC shareholders would be resolicited in the event of the failure to obtain a tax opinion substantially to the effect set forth above, if FCC determines to waive such condition. As of the date of this Prospectus and Proxy Statement, neither BANC ONE nor FCC has any intention of waiving the condition.

    THE INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED ON THE INTERNAL REVENUE CODE (AND AUTHORITIES THEREUNDER) AS IN EFFECT ON THE DATE OF THIS PROSPECTUS AND PROXY STATEMENT, WITHOUT CONSIDERATION OF THE PARTICULAR FACTS OR CIRCUMSTANCES OF ANY SHAREHOLDER. SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR SITUATIONS, AS WELL AS CONSEQUENCES UNDER ANY APPLICABLE STATE, LOCAL OR FOREIGN TAX LAWS.

ACCOUNTING TREATMENT

    It is anticipated that the Merger will be accounted for using the "pooling of interests" method of accounting. Under such method of accounting, holders of FCC Common Stock will be deemed to have combined their existing voting common stock interest with that of holders of BANC ONE Common Stock by exchanging their shares for shares of BANC ONE Common Stock. Accordingly, the book value of the assets, liabilities and shareholders' equity of FCC, as reported on its consolidated balance sheet, will be carried over to the consolidated balance sheet of BANC ONE, and no goodwill will be created. BANC ONE will be able to include in its consolidated income the consolidated income of FCC for the entire fiscal year in which the Merger occurs; however, certain expenses incurred to effect the Merger must be treated by BANC ONE as current charges against income rather than adjustments to its balance sheet. In order for the Merger to qualify for "pooling of interests" accounting treatment, among other things, substantially all (90% or more) of the outstanding FCC Common Stock must be exchanged for BANC ONE Common Stock.

    BANC ONE and FCC's respective obligations to consummate the Merger are conditioned upon the receipt by BANC ONE of an opinion from BANC ONE's independent public accountants, Coopers & Lybrand L.L.P., to the effect that the Merger qualifies for the "pooling of interests" method of accounting. In satisfaction of such condition, BANC ONE intends to obtain a letter, dated as of the Closing Date, from Coopers & Lybrand L.L.P. to the effect that they concur with the conclusions of BANC ONE's and FCC's management that no conditions exist with respect to each company that would preclude accounting for the Merger as a "pooling of interests".

EMPLOYEE BENEFITS AND PLANS

    Under the terms of a separate benefits agreement between FCC and BANC ONE, FCC and BANC ONE have agreed that FCC's employee benefit policies and programs (excluding any specific cash compensation arrangements) as in effect on the date of the benefits agreement shall remain in force prior to the date on which FCC's benefits are replaced with BANC ONE's benefits. Such replacement of benefits is expected to occur no later than January 1, 1999, but may occur at an earlier date if administratively convenient or necessary, as determined by BANC ONE. In each case, the benefit plans of FCC will be terminated or merged into a BANC ONE successor plan as provided in the benefits agreement. Notwithstanding the foregoing, BANC ONE has agreed to honor each of FCC's employment agreements, change in control severance plans and Director's Special Compensation Plan in accordance with their terms.

STOCK EXCHANGE LISTING

    BANC ONE has agreed to use its reasonable best efforts to cause the shares of BANC ONE Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance. It is a condition to completion of the Merger that such shares of BANC ONE Common Stock be authorized for listing on the NYSE, subject to official notice of issuance.

EXPENSES

    The Plan provides that BANC ONE will assume and pay all expenses incident to the obtaining of the requisite regulatory consents and approvals, including (i) all legal and other expenses and taxes incurred by BANC ONE incident to the consummation of the Merger, (ii) all legal and other expenses incurred by BANC ONE incident to the preparation and filing of the applications to the Federal Reserve and the Louisiana Commissioner and other requests for regulatory consents and approvals with the appropriate bank regulatory agencies as set forth in or contemplated by the Plan, (iii) all legal and other expenses, if any, incurred in connection with the registration of BANC ONE Common Stock under federal and state securities laws (including the expenses of reproducing this Prospectus and Proxy Statement) and (iv) expenses associated with obtaining the tax opinion contemplated by the Plan.

    The expenses to be assumed and paid by BANC ONE do not include any legal or other expenses incurred by FCC in the negotiation of the Plan, the examination or review of documents for its own benefit, in connection with its own corporate proceedings or to KBW or to any other investment banker or advisor for services rendered on its behalf. FCC shall be responsible for its legal and accounting fees associated with this Prospectus and Proxy Statement, including the expenses and fees to KBW with respect to any opinion expressed with respect to the fairness of the Exchange Rate to the holders of FCC Common Stock.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Certain members of FCC's management and the FCC Board may be deemed to have interests in the Merger that are in addition to their interests as shareholders of FCC generally. The FCC Board was aware of these interests and considered them in approving the Plan.

    OUTSTANDING STOCK-BASED AWARDS. All of the executive officers of FCC hold stock options which, pursuant to the Plan, at the Effective Time will automatically be assumed by BANC ONE and converted into exercisable options (i) to purchase a number of shares of BANC ONE Common Stock as the holder would have been entitled to receive in the Merger if the options had been exercised immediately before the Effective Time and (ii) having an exercise price per share of BANC ONE Common Stock based upon the exercise price per share of FCC Common Stock under the original option adjusted to account for the Exchange Rate.

    Pursuant to FCC's stock incentive plans, no later than the Effective Time,
(i) all outstanding options to acquire shares of FCC Common Stock will become immediately exercisable in full, (ii) all unvested shares of restricted FCC Common Stock will become fully vested, and (iii) all unvested performance stock units will become fully vested. As of the Record Date, Ian Arnof, Chief Executive Officer of FCC, Ashton J. Ryan, Senior Executive Vice President of FCC, Joseph V. Wilson, III, Senior Executive Vice President of FCC, Michael A. Flick, Chief Administrative Officer of FCC, and Howard C. Gaines, Chairman of First National Bank of Commerce (collectively, the "Named Executive Officers"), held unexercisable options to purchase 41,432, 18,748, 18,048, 9,577 and 9,577 shares of FCC Common Stock, respectively, 22,792, 9,804, 9,568, 5,434 and 5,434 shares of unvested restricted FCC Common Stock, respectively, and 11,396, 4,902, 4,784, 2,716 and 2,716 unvested performance stock units, respectively. In addition, as of the Record Date, all executive officers of FCC as a group held unexercisable options to purchase an aggregate of 133,859 shares of FCC Common Stock, 72,137 unvested restricted shares and 35,493 unvested performance units, all of which will become fully vested.

    EXISTING EMPLOYMENT AGREEMENTS. FCC is a party to employment agreements with the Named Executive Officers and three other FCC executive officers, which provide in effect that each of such persons will be entitled, if his or her employment is terminated under certain circumstances within two years of completion of the Merger, to be paid or provided certain benefits, including a severance payment equal to three times the amount of his or her annual compensation and health, insurance and other employee benefits. If severance payments are required to be made pursuant to the employment agreements to each of the executive officers (assuming a termination of service on May 31, 1998), the amount of such severance payments with respect to Messrs. Arnof, Ryan, Wilson, Flick and Gaines are currently estimated to be approximately $3,256,800, $1,557,000, $1,539,000, $1,446,000 and $1,386,000, respectively, and with respect to the other three executive officers are currently estimated to be approximately $3,471,000, in the aggregate, together with associated gross-up payments for taxes. It is anticipated that certain of the executive officers will not continue in the employment of BANC ONE following completion of the Merger and will, therefore, receive severance payments under the employment agreements.

    Other FCC executive officers are also entitled to benefits under FCC's Change in Control Severance Plan if their employment is terminated under certain circumstances after the Merger.

    FCC SUPPLEMENTAL RETIREMENT PLAN. FCC maintains for the benefit of Messrs. Arnof, Ryan and Wilson a supplemental retirement plan (the "SERP"). If a beneficiary's employment is terminated under certain circumstances following the Merger his benefit automatically increases and he is entitled to be paid within 60 days a lump sum of the actuarial equivalent of what he would have received had he remained in the employ of FCC with the increased benefit. If lump sum payments are required to be made pursuant to the SERP to each of such executive officers (assuming a termination of service on May 31, 1998), the amount of such payments with respect to Messrs. Arnof, Ryan and Wilson are currently estimated to be approximately $2,675,123, $1,302,771 and $628,158, respectively.

    DIRECTORS' PHANTOM STOCK PLAN. Under the FCC Directors' Phantom Stock Plan, each current director has been credited, as of the Record Date, with approximately 300 shares of phantom FCC Common Stock, which, upon the Merger, will result in a credit to his account of approximately 422 shares of phantom BANC ONE Common Stock rather than phantom FCC Common Stock. Upon termination of Board service with FCC, a director will be paid the value of the accumulated phantom shares, including shares accumulated by crediting common stock dividends to his or her account in additional phantom shares, determined by multiplying the number of phantom shares accumulated by the fair market value of a share of BANC ONE Common Stock on the date of termination of service.

    INDEMNIFICATION. BANC ONE has agreed to indemnify each person who is now, or will become at any time before the Effective Time, a director, officer, employee, fiduciary or agent of FCC or any of its subsidiaries (the "Indemnified Parties") against any claim based in whole or in part on, or arising in whole or in part out of, or pertaining to, the Plan or any of the transactions contemplated thereby and to promptly pay expenses (including attorneys' fees and expenses) in advance of the final disposition of any such claim, other than any claims involving the fraud, bad faith and/or reckless disregard of the Indemnified Party or related to any claim brought by BANC ONE against any Indemnified Party.

    BANC ONE has also agreed to ensure that all rights to indemnification and defense and all limitations of liability existing in favor of the Indemnified Parties as provided in the FCC Articles or FCC Bylaws or similar governing documents of any of its subsidiaries, or in indemnity agreements between FCC and an Indemnified Party as in effect as of October 1, 1997, or as otherwise provided for or allowed under applicable law as in effect as of the date of the Plan or as such law is amended at a time before the Effective Time, with respect to claims or liabilities arising from facts or events existing or occurring before the Effective Time, for a period of not less than ten years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

    Indemnified Parties who continue their relationship with FCC after the Effective Time shall also have indemnification of prospective application (i) to which they may be entitled under the provisions of the FCC Articles, the FCC Bylaws or similar governing documents of FCC and its subsidiaries, as applicable, as in effect from time to time after the Effective Time and provisions of applicable law as in effect from time to time after the Effective Time and (ii) to which they may be afforded in agreements, if any, between BANC ONE and the Indemnified Parties. Such agreements, if any, will be executed as soon as practicable following the Effective Time, and will provide certain indemnification and defense rights that are comparable to those provided to directors, officers and employees of BANC ONE and its subsidiaries generally, but which rights may be greater or lesser than the indemnification and defense rights otherwise available.

    In addition, BANC ONE has agreed to indemnify FCC and its subsidiaries, and each of their respective directors and officers, and each controlling person of FCC within the meaning of the Securities Act, against any claims, insofar as they arise out of or are based upon an untrue statement or alleged untrue statement of a material fact made in this Prospectus and Proxy Statement or the related registration statement, or an omission or alleged omission therefrom of a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and will reimburse each such person promptly as incurred for legal and other expenses reasonably incurred in connection with investigating or defending any such claims; provided that BANC ONE will not be liable to the extent that any such claim arises out of or is based upon any such untrue statement or omission or alleged untrue statement or omission made in reliance on and in conformity with information furnished to BANC ONE by or on behalf of FCC or any of its subsidiaries or, with respect to any other indemnified person, by that person.

OPTION

    Concurrently with and as a condition to BANC ONE's execution and delivery of the Plan, FCC and BANC ONE entered into an Option Agreement dated as of October 20, 1997 (the "Option Agreement") pursuant to which BANC ONE was granted the Option to purchase up to 9,689,000 shares of FCC Common Stock at a price equal to $64.00 per share. The type and number of shares of FCC Common Stock issuable pursuant to the Option, and the exercise price per share, are subject to adjustment in certain circumstances. The purchase price is the closing sales price of a share of FCC Common Stock on The Nasdaq Stock Market on October 20, 1997, the date the Merger was announced. The Option becomes exercisable following the occurrence of both a "Purchase Event" and an "Initial Triggering Event", as those terms are defined below. The Option might have the effect of discouraging other persons interested in acquiring FCC from making acquisition proposals. As of the date of this Prospectus and Proxy Statement, no Purchase Event or Initial Triggering Event has occurred and, therefore, the Option is not presently exercisable.

    The Option expires (such event being referred to as the "Option Termination Event") if not exercised as permitted under the Option Agreement prior to the earlier of (i) the Effective Time, (ii) BANC ONE or FCC receiving written notice from the Federal Reserve or its staff to the effect that the exercise of the Option pursuant to the terms of the Option Agreement is not consistent with
Section 3 of the Bank Holding Company Act of 1956, as amended, (iii) termination of the Plan by BANC ONE in accordance with its provisions if such termination occurs (A) prior to the occurrence of an Initial Triggering Event (as defined below) or (B) following the occurrence of an Initial Triggering Event if, at the time of such termination by BANC ONE, FCC was entitled to terminate the Plan in accordance with the provisions thereof, (iv) the first business day after the 548th calendar day following termination of the Plan by BANC ONE in accordance with its provisions, if such termination follows the occurrence of an Initial Triggering Event, provided that the Option shall in all events expire not later than 24 months after such Initial Triggering Event, (v) termination of the Plan by FCC in accordance with the terms thereof or (vi) termination of the Plan by the mutual consent of the parties. If, in the case of (iv), the Option is otherwise exercisable but cannot be exercised on such day solely because of any injunction, order or similar restraint issued by a court of competent jurisdiction, the Option shall expire on the 20th business day after such injunction, order or restraint shall have been dissolved or when such injunction, order or restraint shall have become permanent and no longer subject to appeal, as the case may be.

    Provided that (i) no preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the exercise of the Option or the delivery of the shares of FCC Common Stock subject to the Option shall be in effect, (ii) any such exercise shall otherwise be subject to compliance with applicable law and (iii) BANC ONE is not then in material breach of the Plan, BANC ONE may exercise the Option in whole or in part at any time or from time to time after the occurrence of both (and not merely one of) an Initial Triggering Event and a Purchase Event (as defined below) if, but only if, both the Initial Triggering Event and the Purchase Event shall have occurred prior to the occurrence of an Option Termination Event. If BANC ONE wishes to exercise the Option, written notice of such exercise shall be given to FCC within 30 days following such Purchase Event specifying the number of shares of FCC Common Stock BANC ONE will purchase pursuant to such exercise and a place and date for the closing of the purchase which date shall be within 45 days following the receipt of the last of any required regulatory approvals, but in any event within 365 days of the Purchase Event, subject to reasonable extensions in order for BANC ONE to obtain required regulatory approvals.

    For purposes of the Option Agreement, an "Initial Triggering Event" shall have occurred at such time as one of the following events shall have occurred and BANC ONE shall have promptly determined in good faith (and shall have promptly notified FCC in writing of such determination) that there is a reasonable likelihood that, as a result of the occurrence of any of the following events, consummation of the Merger pursuant to the terms of the Plan is jeopardized: (i) any person (other than BANC ONE or any BANC ONE subsidiary or affiliate) shall have commenced a bona fide offer to purchase shares of FCC Common Stock such that upon consummation of said offer such person would own or control 10% or more of the outstanding shares of FCC Common Stock or shall have entered into an agreement with FCC, or shall have filed an application or notice with the Federal Reserve or any other federal or state regulatory agency for clearance or approval to (A) merge or consolidate or enter into any similar transaction with FCC, (B) purchase, lease or otherwise acquire all or substantially all of the assets of FCC or (C) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 10% or more of the voting power of FCC;
(ii) any person (other than BANC ONE, any BANC ONE subsidiary or affiliate, or any subsidiary of FCC in a fiduciary capacity) or any current shareholder of FCC which has beneficial ownership of 10% or more of the outstanding shares of FCC Common Stock (a "Current 10% Shareholder") shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of FCC Common Stock or, in the case of a Current 10% Shareholder, said Current 10% Shareholder shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of FCC Common Stock in addition to those beneficially owned as of October 20, 1997; (iii) any person (other than BANC ONE or any BANC ONE subsidiary or affiliate) shall have made a bona fide proposal to FCC after the date of the Plan by public announcement or written communication that is the subject of public disclosure or regulatory report or filing to (A) acquire FCC by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction, or (B) make an offer described in clause (i) above; (iv) any person shall have solicited proxies in a proxy solicitation subject to Regulation 14A under the Exchange Act in opposition to approval of the Plan by FCC's shareholders; or (v) FCC shall have willfully breached any provision of the Plan which breach would entitle BANC ONE to terminate the Plan, such breach shall not have been cured pursuant to the terms of the Plan and FCC shall not itself be entitled to terminate the Plan by reason of a breach thereof by BANC ONE.

    For purposes of the Option Agreement, a "Purchase Event" shall have occurred at such time as (i) any person (other than BANC ONE or any BANC ONE subsidiary or affiliate) acquires beneficial ownership of 50% or more of the then-outstanding shares of FCC Common Stock or (ii) FCC enters into an agreement with another person (other than BANC ONE or any BANC ONE subsidiary) pursuant to which such person is entitled to acquire 50% or more of the then-outstanding shares of FCC Common Stock.

RESTRICTIONS ON RESALES BY AFFILIATES

    The shares of BANC ONE Common Stock to be issued to holders of FCC Common Stock in the Merger have been registered under the Securities Act. Such shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of FCC as that term is defined under the Securities Act. An affiliate of FCC, as defined by the rules promulgated pursuant to the Securities Act, is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, FCC. Any subsequent transfer of such shares, however, by any person who is an affiliate of FCC at the time the Merger is submitted for vote of the holders of FCC Common Stock will, under existing law, require either (i) the further registration under the Securities Act of the shares of BANC ONE Common Stock to be transferred, (ii) compliance with Rule 145 promulgated under the Securities Act (permitting limited sales under certain circumstances) or (iii) the availability of another exemption from registration. The foregoing restrictions are expected to apply to the directors, executive officers and the holders of 10% or more of the FCC Common Stock (and to certain relatives or the spouse of any such person and any trusts, estates, corporations or other entities in which any such person has a 10% or greater beneficial or equity interest). Stop transfer instructions will be given by BANC ONE to the transfer agent with respect to the BANC ONE Common Stock to be received by persons subject to the restrictions described above, and the certificates for such stock will be appropriately legended.

    Commission guidelines regarding qualifying for the "pooling of interests" method of accounting also limit sales of shares of the acquiring and acquired company by affiliates of either company in a business combination. Commission guidelines indicate further that the "pooling of interests" method of accounting will generally not be challenged on the basis of sales by affiliates of the acquiring or acquired company if such affiliates do not dispose of any of the shares of the corporation they own or shares of a corporation they receive in connection with a merger during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of post-merger operations of the combined entity have been published.

    FCC has agreed in the Plan to use its reasonable best efforts to cause each person who is an affiliate (for purposes of Rule 145 and for purposes of qualifying the Merger for "pooling of interests" accounting treatment) of FCC to deliver to BANC ONE a written agreement intended to ensure compliance with the Securities Act and preserve the ability to treat the Merger as a "pooling of interests."

    BANC ONE has agreed in the Plan to use its reasonable best efforts to prepare and cause to be published, filed or announced, as soon as reasonably possible after the Effective Time, results covering the first 30 days of combined post-Merger operations of BANC ONE and FCC as contemplated by and in accordance with the terms of the Commission's Accounting Series Releases 130 and 135.

RIGHTS OF DISSENTING SHAREHOLDERS

    Unless the Plan is approved by the holders of at least 80% of the FCC Common Stock, Section 131 of the Louisiana Law ("Section 131") allows a FCC shareholder who objects to the Merger and who complies with the provisions of that section to dissent and, if the Merger is effected, to have paid to him in cash the fair cash value of his shares of FCC Common Stock as of the day before the Meeting, as determined by agreement between the shareholder and FCC or by the Civil District Court for the Parish of Orleans if the shareholder and FCC are unable to agree. Such fair cash value would be payable only when and if the Merger is completed, and would be paid without interest. If the Plan is approved by the holders of 80% or more of the FCC Common Stock, an FCC shareholder will not be entitled to dissenters' rights.

    To exercise the right of dissent, a shareholder must (i) file with FCC a written objection to the Plan prior to or at the Meeting and (ii) also vote his or her shares (in person or by proxy) against the Plan at the Meeting. Neither a vote against the Plan nor a specification in a proxy to vote against the Plan will in and of itself constitute the necessary written objection to the Plan. Moreover, by voting in favor of, or refraining or abstaining from voting on, the Plan, or by returning the enclosed proxy without instructing the proxy holders to vote against the Plan, a shareholder waives his or her rights under Section
131. The right to dissent may be exercised only by the record holders of the shares and not by persons who hold shares only beneficially. A beneficial owner who wishes to dissent should have the record ownership of the shares transferred to his or her name or instruct the record holder to follow the
Section 131 procedures on his or her behalf.

    If the Plan is approved by less than 80% of the total voting power of FCC, and the Merger is completed, notice of the completion of the Merger will be given to each FCC shareholder who both filed a written objection to and voted against the Plan in compliance with Section 131. Within 20 days after the mailing of such notice, the shareholder must file with FCC a written demand for payment for his shares at their fair cash value as of the day before the date of the Meeting and must state the amount demanded and a post office address to which FCC may reply. He must also deposit the certificate(s) formerly representing his shares of FCC Common Stock in escrow with a bank or trust company located in Orleans Parish, Louisiana. The certificate(s) must be duly endorsed and transferred to FCC upon the sole condition that they be delivered to FCC upon payment of the fair cash value of the shares in accordance with
Section 131. With the above-mentioned demand, the shareholder must also deliver to FCC the written acknowledgment of such bank or trust company that it holds the certificate(s), duly endorsed as described above.

    Unless the shareholder objects to and votes against the Plan, demands payment, endorses and deposits the certificates and delivers the required acknowledgment in accordance with the procedures and within the time periods set forth above, the shareholder will conclusively be presumed to have acquiesced to the Merger and will forfeit any right to seek payment pursuant to Section 131.

    If FCC does not agree to the amount demanded by the shareholder, or does not agree that payment is due, it will, within 20 days after receipt of such demand and acknowledgment, notify such shareholder in writing of either (i) the value it will agree to pay or (ii) its belief that no payment is due. If the shareholder does not agree to accept the offered amount, or disagrees with FCC's assertion that no payment is due, such shareholder must, within 60 days after receipt of such notice, file suit against FCC in the Civil District Court for the Parish of Orleans for a judicial determination of the fair cash value of the shares. Any shareholder entitled to file such a suit may, within such 60-day period, but not thereafter, intervene as a plaintiff in such suit filed against FCC by another shareholder of FCC for a judicial determination of the fair cash value of such other shareholder's shares. If a shareholder fails to bring or to intervene in such a suit within the applicable 60-day period, such shareholder will be deemed to have consented to accept FCC's statement that no payment is due or, if FCC does not contend that no payment is due, to accept the amount specified by FCC in its notice of disagreement.

    If, upon the filing of any such suit or intervention, FCC deposits with the court the amount, if any, which it specified in its notice of disagreement, and if in that notice FCC offered to pay such amount to the shareholder on demand, then the costs (not including legal fees) of the suit or intervention will be taxed against the shareholder if the amount finally awarded to him or her, exclusive of interest and costs, is equal to or less than the amount so deposited; otherwise, the costs (not including legal fees) will be taxed against FCC.

    Upon filing a demand for the fair cash value of his or her shares, a shareholder ceases to have any rights of a shareholder except the rights created by Section 131. The shareholder's demand may be withdrawn voluntarily at any time before FCC gives its notice of disagreement, but thereafter only with the written consent of FCC. If the shareholder's demand is properly withdrawn, or if the shareholder otherwise loses his or her dissenters' rights, such shareholder will be restored to his or her rights as a shareholder as of the time of filing of his or her demand for fair cash value.

    Dissenting FCC shareholders should send any communications regarding their rights to Michael A. Flick, Secretary, First Commerce Corporation, 201 St. Charles Avenue, 29th Floor, New Orleans, Louisiana 70170, or P.O. Box 60279, New Orleans, Louisiana 70160. All such communications should be signed by or on behalf of the dissenting shareholder in the form in which his or her shares are registered on the books of FCC.

TRANSFER AND EXCHANGE AGENTS

    Harris Trust and Savings Bank, Chicago, Illinois, serves as Transfer Agent and as Registrar for BANC ONE Common Stock. Harris Trust and Savings Bank will act as Exchange Agent in connection with the

Merger. First Chicago Trust Company of New York acts as Transfer Agent and Registrar for FCC Common Stock.

                        COMPARISON OF SHAREHOLDER RIGHTS

    Upon the conversion of their shares of FCC Common Stock into shares of BANC ONE Common Stock pursuant to the Merger, the shareholders of FCC, a Louisiana corporation, will become shareholders of BANC ONE, an Ohio corporation. The following is a description of BANC ONE capital stock, including the BANC ONE Common Stock to be issued in the Merger, and a summary of certain differences between the rights of holders of FCC Common Stock and the rights of holders of BANC ONE Common Stock.

DESCRIPTION OF BANC ONE STOCK

    GENERAL. The authorized capital stock of BANC ONE consists of 950,000,000 shares of BANC ONE Common Stock and 35,000,000 shares of preferred stock, without par value ("BANC ONE Preferred Stock"), divided into 10,000,000 shares of Class A Preferred Stock ("Class A Preferred Stock"), 1,000,000 shares of Class B Convertible Preferred Stock ("Class B Preferred Stock") and 24,000,000 shares of Class C Preferred Stock ("Class C Preferred Stock") of which the Series C $3.50 Cumulative Convertible Preferred Stock, consisting of 5,000,000 authorized shares, has been designated ("Series C Preferred Stock"). As of December 31, 1997, there were issued and outstanding 2,707,917 shares of Series C Preferred Stock and there were issued 645,956,436 shares of BANC ONE Common Stock (including 1,421,331 shares of treasury stock). On April 16, 1998, BANC ONE redeemed all of the outstanding shares of Series C Preferred Stock at the redemption price of $51.05 per share plus the amount of any dividends accrued and unpaid thereon to such date.

    The following summary of the terms of BANC ONE's capital stock does not purport to be complete and is qualified in its entirety by reference to the applicable provisions of the Ohio Law and the BANC ONE Articles.

    COMMON STOCK. Holders of BANC ONE Common Stock are entitled to receive dividends out of funds legally available therefor as and if declared by the BANC ONE Board of Directors (the "BANC ONE Board") provided that, so long as any shares of BANC ONE Preferred Stock are outstanding, no dividends (other than dividends payable in BANC ONE Common Stock) or other distributions (including redemptions and purchases) may be made with respect to the BANC ONE Common Stock unless full cumulative dividends on the shares of BANC ONE Preferred Stock have been paid.

    Holders of shares of BANC ONE Common Stock are entitled to one vote for each share for the election of directors and on all other matters. Holders of BANC ONE Common Stock vote together as a class with holders of Class A Preferred Stock and Class B Preferred Stock. Generally, holders of Class C Preferred Stock have no voting rights.

    The issued and outstanding shares of BANC ONE Common Stock are fully paid and nonassessable. The holders of BANC ONE Common Stock are not entitled to preemptive rights or conversion or redemption rights. The holders of BANC ONE Common Stock do not have cumulative voting rights in the election of directors.

    In the event of the voluntary or involuntary dissolution, liquidation or winding up of BANC ONE, holders of BANC ONE Common Stock will be entitled to receive, pro rata, after satisfaction in full of the prior rights of creditors (including holders of BANC ONE's indebtedness) and holders of BANC ONE Preferred Stock, all the remaining assets of BANC ONE available for distribution.

    PREFERRED STOCK. The BANC ONE Board has the authority to issue shares of Class A and Class C Preferred Stock in one or more series and to fix the designations, number of shares, dividends, redemption rights, sinking fund requirements, liquidation prices, conversion rights and other rights, qualifications, limitations or restrictions thereon (except voting rights) as the BANC ONE Board may from time to time be permitted by law to fix or change. The terms of the Class B Preferred Stock are fixed in BANC ONE's Articles. Currently, no shares of BANC ONE Preferred Stock are outstanding.

    SPECIAL VOTING REQUIREMENTS FOR CERTAIN TRANSACTIONS. Under the Ohio Law, a merger or consolidation by an Ohio corporation generally requires the affirmative vote of holders of shares representing at least two-thirds of the shareholder voting power of the corporation, unless the corporation's articles of incorporation provide for approval by a different proportion not less than a majority. The BANC ONE Articles generally require only approval of holders of a majority of the outstanding shares for such transactions.

    Article Eleventh of the BANC ONE Articles incorporates, to a large extent, the provisions of the Ohio control share acquisition statute (the "Ohio Control Share Statute"), as set forth in Section 1701.831 of the Ohio Revised Code. Article Eleventh sets forth procedures for obtaining shareholder consent of "control share acquisitions" subject to the right of the BANC ONE Board to screen out proposals that do not meet certain standards set forth in Article Eleventh. Article Eleventh defines a "control share acquisition" as any acquisition, directly or indirectly, of shares of BANC ONE which, when added to all other shares of BANC ONE owned or controlled by the acquiror, would entitle the acquiror, alone or with others, to exercise or direct the exercise of voting power in BANC ONE in the election of directors within any of the following ranges of voting power: (i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority; and (iii) a majority or more. A bank, broker, nominee, trustee or other person who acquires shares in the ordinary course of business for the benefit of others in good faith and not for the purpose of circumventing Article Eleventh shall be deemed to have voting power only of shares in respect of which such person would be able to exercise or direct the exercise of votes without further instruction from others at a meeting of shareholders called under Article Eleventh. A control share acquisition which meets certain criteria set forth in Article Eleventh as determined by the BANC ONE Board must be presented to a meeting of the shareholders of BANC ONE and approved by the affirmative vote of the holders of both (a) a majority of the voting power represented at the meeting and (b) a majority of that portion of such voting power excluding any "interested shares"; that is, those shares held by the acquiring person, officers of BANC ONE and employees of BANC ONE who are also directors. Article Eleventh may be amended by a vote of 85% of the votes entitled to be cast by all holders of voting stock.

    The BANC ONE Articles also include a "fair price" provision that is designed to provide reasonable assurances to shareholders that in the event any shareholder or group of shareholders acquires 20% or more of BANC ONE's voting stock (the "Acquiror") and then seeks to acquire all or part of the remaining voting stock through a merger or other transaction which would force a change or termination of the other shareholders' ownership interests (a "Business Combination"), such other shareholders must receive consideration at least equivalent to the highest price paid by the Acquiror in acquiring its 20% stock interest, unless the Business Combination is approved either (i) by a majority of directors who are unrelated to the Acquiror or (ii) by the affirmative vote of 75% of all the votes entitled to be cast by all holders of voting stock and 67% of the votes entitled to be cast by all holders of voting stock held by shareholders other than the Acquiror ("Special Shareholder Vote").

    This provision operates by requiring that after an Acquiror emerges, any Business Combination which has the effect of requiring shareholders to surrender their shares must satisfy one of the following conditions:

     (i) FAIR CONSIDERATION TO SHAREHOLDERS. The terms of the Business Combination must provide for payment of consideration which is at least equivalent to the highest price paid to other shareholders by the Acquiror in acquiring its 20% stock position and must be approved by shareholders as otherwise required by applicable law; or

     (ii) UNRELATED DIRECTOR APPROVAL. The Business Combination must be approved as fair to shareholders by a majority of the directors who are not affiliated with the Acquiror and who were directors before the Acquiror acquired its 20% stock position or who were nominated or elected to succeed such directors by the other unaffiliated directors ("Unrelated Directors") and must be approved by shareholders as otherwise required by applicable law; or

    (iii) SPECIAL SHAREHOLDER VOTE. The Business Combination must be approved by a Special Shareholder Vote.

    Article Tenth of the BANC ONE Articles, which contains this provision, may be amended only by a vote of 85% of the votes entitled to be cast by all holders of voting stock, unless the amendment is approved unanimously by the Unrelated Directors, in which case only majority shareholder approval would be required.

    Chapter 1704 of the Ohio Revised Code (the "Ohio Statute") is similar to the "fair price" provision contained in the BANC ONE Articles. The Ohio Statute prohibits an "Issuing Public Corporation" from engaging in a "Chapter 1704 Transaction" with an "Interested Shareholder" for a period of three years following the date on which the person becomes an Interested Shareholder unless, prior to such date, the directors of the Issuing Public Corporation approve either the Chapter 1704 Transaction or the acquisition of shares pursuant to which such person became an Interested Shareholder. After the initial three-year moratorium has expired, an Issuing Public Corporation may engage in a Chapter 1704 Transaction if (i) the acquisition of shares pursuant to which the person became an Interested Shareholder received the prior approval of the board of directors of the Issuing Public Corporation, (ii) the Chapter 1704 Transaction is approved by the affirmative vote of the holders of shares representing at least two-thirds of the voting power of the Issuing Public Corporation and by the holders of at least a majority of voting shares which are not beneficially owned by an Interested Shareholder or an affiliate or associate of an Interested Shareholder, or (iii) the Chapter 1704 Transaction meets certain statutory tests designed to ensure that it be economically fair to all shareholders.

    For this purpose, an "Issuing Public Corporation" is any Ohio corporation with 50 or more shareholders that has its principal place of business, principal executive offices or substantial assets within the State of Ohio. BANC ONE currently is an Issuing Public Corporation. An "Interested Shareholder" is any person who is the beneficial owner of a sufficient number of shares to allow such person, directly or indirectly, alone or with others, including affiliates and associates, to exercise or direct the exercise of 10% of the voting power of the Issuing Public Corporation. A "Chapter 1704 Transaction" includes any merger, consolidation, combination or majority share acquisition between or involving an Issuing Public Corporation and an Interested Shareholder or an affiliate or associate of an Interested Shareholder. A Chapter 1704 Transaction also includes certain transfers of property, dividends and issuance or transfers of shares, from or by an Issuing Public Corporation or a subsidiary of an Issuing Public Corporation to, with or for the benefit of an Interested Shareholder or an affiliate or associate of an Interested Shareholder unless such transaction is in the ordinary course of business of the Issuing Public Corporation on terms no more favorable to the Interested Shareholder than those acceptable to third parties as demonstrated by contemporaneous transactions. Finally, Chapter 1704 Transactions include certain transactions which (i) increase the proportionate share ownership of an Interested Shareholder, (ii) result in the adoption of a plan or proposal for the dissolution, winding up of the affairs or liquidation of the Issuing Public Corporation if such plan is proposed by or on behalf of the Interested Shareholder or (iii) pledge or extend the credit or financial resources of the Issuing Public Corporation to or for the benefit of the Interested Shareholder.

COMPARISON OF BANC ONE COMMON STOCK AND FCC COMMON STOCK

    The rights of BANC ONE shareholders are governed by the BANC ONE Articles and Code of Regulations (the "BANC ONE Regulations") and the applicable provisions of the Ohio Law, while the rights of FCC shareholders are governed by the FCC Articles and FCC Bylaws and the applicable provisions of the Louisiana Law. If the FCC shareholders approve the Plan and the Merger is subsequently completed, holders of FCC Common Stock will become holders of BANC ONE Common Stock. The following comparison of the rights of holders of BANC ONE Common Stock and FCC Common Stock is based on current terms of the governing documents of the respective companies and on the current provisions of applicable state law.

    The rights of holders of FCC Common Stock and holders of BANC ONE Common Stock are similar in several respects: each shareholder is entitled to one vote for each share held on all matters submitted to a vote of shareholders and neither is entitled to cumulative voting rights in connection with the election of directors, each shareholder is entitled to receive pro rata any assets distributed to shareholders upon liquidation, dissolution or winding up of the affairs of the company (after all creditors have been satisfied and requisite preferential amounts are paid to the holders of outstanding preferred stock), and shareholders are not entitled to preemptive rights to subscribe for or purchase any stock or other securities in proportion to their respective holdings upon the offering or sale by BANC ONE or FCC of such securities to others. Although it is impracticable to note all the differences between the Ohio Law and the Louisiana Law generally and all of the differences between the applicable governing documents of BANC ONE and FCC, the following is intended to be a summary of certain significant differences between the rights of holders of BANC ONE Common Stock and the rights of holders of FCC Common Stock.

    DIVIDENDS. Under the Ohio Law, dividends may be paid out of surplus, including both earned surplus and capital surplus, in cash, property or shares of the corporation, provided that such dividend payments are not in violation of the rights of any other class of securities and are not made when the corporation is insolvent or there is reasonable ground to believe that by such payment it will be rendered insolvent. The Louisiana Law with respect to the payment of dividends is substantially the same, except that a Louisiana corporation is permitted to pay dividends, notwithstanding the absence of surplus, out of its net profits for the then current year, the preceding fiscal year or both, unless at the time, or as a result of such dividends, liabilities exceed assets or the net assets are less than the amount payable upon liquidation to any class of securities with a preferential right to participate in assets in the event of liquidation. The payment of dividends by bank holding companies also is subject to certain regulatory constraints.

    DISSENTERS' RIGHTS. Under the Ohio Law, the shareholders of an Ohio corporation that is being merged into a surviving or new corporation, and the shareholders of an Ohio corporation that is the surviving corporation of a merger on which such shareholders are entitled to vote, have the right to dissent from the merger and, if certain procedural requirements are satisfied, to receive, in lieu of the merger consideration, a payment equal to the fair cash value of such shareholders' shares as of the day preceding the shareholder vote. Shareholders of an Ohio corporation are also entitled to exercise dissenters' rights in connection with the lease, sale, exchange, transfer or other disposition of all or substantially all of the assets of such corporation and in connection with certain amendments to such corporation's articles of incorporation.

    The Louisiana Law with respect to dissenters' rights upon a merger and upon the sale or other disposition of all of a corporation's assets is substantially the same, except that dissenters' rights are not available if either (i) the shares entitled to be voted are listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers (unless the articles of incorporation of the corporation provide otherwise) and such shares are converted by the merger solely into shares of the surviving or new corporation or (ii) the transaction is approved by at least 80% of the total voting power entitled to vote thereon. The

Louisiana Law does not provide for dissenters' rights in connection with amendments to a Louisiana corporation's articles of incorporation. See "THE MERGER--Rights of Dissenting Shareholders."

    DIRECTORS. Neither BANC ONE nor FCC has a classified board, with the result that directors serve for one year terms and the entire board of directors is elected annually.

    To qualify for election to the BANC ONE Board, an individual must own a substantial number of shares of BANC ONE's capital stock, and must not also serve as a director or officer of or in any other management relationship for any financial institution that is in competition with BANC ONE or any of its subsidiaries. Neither the Louisiana Law nor FCC's governing documents impose any similar requirements on FCC directors.

    Directors of BANC ONE may be removed, with or without cause, by the affirmative vote of a majority of the voting power present at a meeting of BANC ONE shareholders. FCC directors may be removed from office, with or without cause, by the affirmative vote of a majority of the total voting power of FCC.

    Both the Louisiana Law and the FCC Bylaws provide that the FCC Board may declare vacant the office of a director (i) if he is interdicted or adjudicated an incompetent, (ii) an action is filed by or against him, or any entity of which he is employed as his principal business activity, under the bankruptcy laws of the United States, (iii) in the sole opinion of the FCC Board he becomes incapacitated by illness or other infirmity so that he is unable to perform his duties for a period of six months or longer, or (iv) he ceases at any time to have the qualifications required by law, the FCC Articles or the FCC Bylaws. Neither the Ohio Law nor BANC ONE's governing documents contain similar provisions.

    CONTROL SHARE AND FAIR PRICE PROVISIONS. The FCC Articles do not contain a provision similar to the provision of the BANC ONE Articles relating to control share acquisitions. However, the Louisiana Law contains a control share acquisition statute similar to that under the Ohio Law which is substantially replicated in the BANC ONE Articles. See "--Description of BANC ONE Stock--Special Voting Requirements for Certain Transactions." A merger under either the Ohio Law or the Louisiana Law pursuant to an agreement to which the corporation being acquired is a party, such as the Merger, is not subject to the control share acquisition provision included in the BANC ONE Articles or to the Ohio or Louisiana control share acquisition statutes.

    Like the BANC ONE Articles, the Louisiana Law contains fair price provisions for business combinations. However, the provisions of the Louisiana Law are triggered if any shareholder or group of shareholders acquires 10% or more of FCC's outstanding capital stock (a "Related Person") entitled to vote on certain business combinations, rather than 20% in the case of BANC ONE, and the supermajority vote that may be required to approve the business combination or amend the provisions is both (i) 80% of the total voting power of FCC voting as a class and (ii) two-thirds of the total voting power other than voting power held by the Related Person, rather than, in the case of BANC ONE, both (x) 75% of the total voting power voting as a class and (y) 67% of the total voting power other than voting power held by the Related Person. See "--Amendment of Governing Documents."

    In addition to being subject to the laws of Louisiana and Ohio, respectively, FCC and BANC ONE, as bank holding companies, are subject to various provisions of federal law with respect to mergers, consolidations and certain other corporate transactions.

    EVALUATION OF TENDER OFFERS AND BUSINESS COMBINATIONS. The Louisiana Law provides that the FCC Board, when evaluating a tender offer or an offer to make a tender offer or exchange offer or to effect a merger or consolidation, may consider certain enumerated factors in exercising its judgment in determining what is in the best interest of FCC and its shareholders. For this purpose, the FCC Board may consider, among other things, not only the consideration being offered in relation to the then current market price of FCC's outstanding capital stock, but also the market price for FCC's outstanding capital stock over a period of years, the estimated price that might be achieved in a negotiated sale of FCC as a whole or in part or through orderly liquidation, the premiums over market price for the securities of other corporations in similar transactions, current political, economic and other factors bearing on securities prices and FCC's financial condition and future prospects. The FCC Board may also evaluate the business and financial conditions and earnings prospects of the acquiring party or parties, and the possible effect of such conditions upon FCC and its subsidiaries and the communities in which FCC and its subsidiaries do business, and the competence, experience and integrity of the acquiring party or parties and its or their management.

    The Ohio Law includes a provision which permits directors, in determining whether any matter is in the best interests of the corporation, to take into consideration the interests of the corporation's employees, suppliers, creditors and customers, the economy of the state and the nation, community and societal considerations and the long-term and short-term interests of the corporation and its shareholders, including the possibility that such interests may be best served by the continued independence of the corporation.

    AMENDMENT OF GOVERNING DOCUMENTS. The FCC Articles may be amended by the affirmative vote of two-thirds of the voting power present or represented by proxy at a shareholders' meeting, except that amendments to the limitation of liability and indemnification provisions in the FCC Articles require the affirmative vote of 80% of the voting power. The BANC ONE Articles may be amended by the affirmative vote of the holders of a majority of the voting power of BANC ONE, except that amendments to the "control share acquisition" and "fair price" provisions require the affirmative vote of 85% of the total voting power. See "COMPARATIVE RIGHTS OF SHAREHOLDERS--Description of BANC ONE Capital Stock--Special Voting Requirements for Certain Transactions."

    The FCC Bylaws may be amended or repealed or new bylaws may be adopted by the affirmative vote of a majority of the members of the FCC Board present at a meeting if notice of such action is contained in the notice of such meeting; provided, however, that no notice shall be necessary for any proposed amendment adopted by a vote of more than three-fourths of the directors then in office. The BANC ONE Regulations may only be amended by the affirmative vote of a majority of the voting power represented by the outstanding voting stock of BANC ONE present in person or by proxy at an annual or special meeting called for such purpose.

    RIGHTS AGREEMENT. FCC has adopted the Rights Agreement pursuant to which FCC has issued one preferred share purchase right (a "Right") for each outstanding share of FCC Common Stock and has authorized the issuance of one Right with respect to each share of FCC Common Stock that shall become outstanding between March 11, 1996 (the "Rights Agreement Record Date") and the earliest of the Distribution Date, the Redemption Date and the Final Expiration Date (as such terms are hereinafter defined). Each Right entitles the registered holder to purchase from FCC one one-hundredth of a share of Series A Junior Participating Preferred Stock, no par value (the "FCC Preferred Shares"), of FCC at a price of $105.00 per one one-hundredth of a Preferred Share (the "Purchase Price"), subject to adjustment.

    The Rights are not exercisable until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") have acquired beneficial ownership of 10% or more of the outstanding FCC Common Stock or (ii) 10 business days (or such later date as may be determined by action of the FCC Board prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 10% or more of the outstanding FCC Common Stock (the earlier of such dates being called the "Distribution Date"). The Rights will expire on March 11, 2006 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by FCC, in each case, as described below.

    FCC Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each FCC Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of FCC Common Stock. In the event of liquidation, the holders of the FCC Preferred Shares will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per share of FCC Common Stock. Each FCC Preferred Share will have 100 votes, voting together with the FCC Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of FCC Common Stock are exchanged, each FCC Preferred Share will be entitled to receive 100 times the amount received per share of FCC Common Stock. These rights are protected by customary antidilution provisions.

    If FCC is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Person, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. If any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of FCC Common Stock having a market value of two times the exercise price of the Right.

    At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding FCC Common Stock, the FCC Board may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of FCC Common Stock, or one one-hundredth of an FCC Preferred Share (or of a share of a class or series of FCC's preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment). At any time prior to such time as any person becomes an Acquiring Person, the FCC Board may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time on such basis with such conditions as the FCC Board in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

    The terms of the Rights may be amended by the FCC Board without the consent of the holders of the Rights, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights. Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of FCC, including, without limitation, the right to vote or to receive dividends.

    When both the Option and the Merger were approved by the FCC Board, the FCC Board also took action so that BANC ONE is not considered an Acquiring Person under the Rights Agreement.

    BANC ONE has not implemented the same or any similar arrangement, but could do so without further action of its shareholders.

    LIABILITY OF OFFICERS AND DIRECTORS. Under both the Ohio Law and the Louisiana Law, shareholders are entitled to bring suit, generally in an action on behalf of the corporation, to recover damages caused by breaches of the duty of care and the duty of loyalty owed to a corporation and its shareholders by directors and, to a certain extent, officers. The Ohio Law has codified the traditional business judgment rule. The Ohio Law provides that the business judgment presumption of good faith may only be overcome by clear and convincing evidence, rather than the preponderance of the evidence standard applicable in most states.

    The Louisiana Law permits corporations to include provisions in their articles of incorporation that limit personal liability for monetary damages resulting from breaches of the duty of care, subject to certain exceptions, and both the Ohio Law and the Louisiana Law permit corporations to indemnify officers and directors in certain circumstances for their expenses and liabilities incurred in connection with defending pending or threatened suits, as more fully described below.

    LIMITATION OF LIABILITY. The FCC Articles include a provision that eliminates the liability of directors and officers to FCC and its shareholders for monetary damages resulting from breaches of fiduciary duty as a director or officer, provided that such provision shall not limit the liability of a director or officer for (i) any breach of the duty of loyalty to FCC or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) liability for unlawful distributions of FCC's assets to, or redemption or repurchase of FCC's shares from FCC shareholders, under and to the extent provided in La. R.S. 12:92D; or (d) any transaction from which he derived an improper personal benefit. The provision may be amended or repealed only upon the affirmative vote of at least 80% of the total voting power and no amendment or repeal of this provision will adversely affect the elimination or limitation of liability of a director or officer with respect to any action or inaction occurring prior to the time of such amendment or repeal. The FCC Articles also authorize the FCC Board to enter into contracts with directors and officers providing for this limitation of liability. See "--Indemnification and Insurance." Neither the Ohio Law nor BANC ONE's governing documents contain such provisions.

    INDEMNIFICATION AND INSURANCE. Under the Ohio Law and the Louisiana Law, corporations are permitted, and in some circumstances required, to indemnify, among others, current and prior officers, directors, employees or agents of the corporation for expenses and liabilities incurred by such parties in connection with defending pending or threatened suits instituted against them in their corporate capacities, provided certain specified standards of conduct are determined to have been met. Both the Ohio Law and the Louisiana Law further permit corporations to grant indemnification rights more expansive than those permitted by statute and to purchase insurance for indemnifiable parties against any liability asserted against or incurred by such parties in their corporate capacities. In addition, both the Ohio Law and the Louisiana Law contain express authorization for corporations to establish trust funds, insurance subsidiaries or other forms of self-insurance for the benefit of its officers, directors, employees and agents.

    The FCC Articles confirm the authority of the FCC Board to (i) adopt bylaws or resolutions, or cause FCC to enter into contracts, providing for indemnification of directors, officers and other persons, and (ii) cause the corporation to exercise its powers to procure directors' and officers' liability insurance. These provisions may be amended or repealed only by the affirmative vote of 80% of the total voting power of FCC.

    The FCC Bylaws expressly provide for indemnification of directors and officers to the fullest extent permitted by law against any costs incurred in connection with any threatened, pending or completed claim, action, suit or proceeding because of his or her service as a director or officer of FCC.

    The BANC ONE Regulations provide that BANC ONE may indemnify directors, officers, employees and agents to the fullest extent permitted by law against costs incurred in connection with any threatened, pending or completed claim, action, suit or proceeding because of such person's service as a director, officer, employee or agent of BANC ONE.

    Each of BANC ONE and FCC has entered into indemnification contracts with its directors and certain of its officers that, among other things, provide the contracting director or officer with certain procedural and substantive rights to indemnification. Such indemnification rights apply to acts or omissions of such persons, whether such acts or omissions occurred before or after the effective date of the contract. See "MERGER--Interests of Certain Persons in the Merger."

                     INFORMATION ABOUT BANC ONE CORPORATION

GENERAL

    BANC ONE is a multi-bank holding company that, at December 31, 1997, operated banking offices in Arizona, Colorado, Illinois, Indiana, Kentucky, Louisiana, Ohio, Oklahoma, Texas, Utah, West Virginia and Wisconsin. BANC ONE also owns nonbank subsidiaries that engage in credit card and merchant processing, consumer and education finance, mortgage banking, insurance, venture capital, investment and merchant banking, trust, brokerage, investment management, equipment leasing and data processing. At December 31, 1997, BANC ONE had consolidated total assets of $115.9 billion, consolidated total deposits of $77.4 billion and consolidated total stockholders' equity of $10.4 billion. At December 31, 1997, no single affiliate bank accounted for more than 20% of BANC ONE's consolidated total assets.

    Since its formation in 1968, BANC ONE has acquired over 100 banking institutions. BANC ONE continues to explore opportunities to acquire banks and nonbank companies permitted by the Bank Holding Company Act of 1956, as amended (the "BHCA"). Discussions are continually being carried on relating to such acquisitions. It is not presently known whether, or on what terms, such discussions will result in further acquisitions. It is the policy of BANC ONE not to comment on such discussions or possible acquisitions until a definitive agreement with respect thereto has been reached.

    BANC ONE is a legal entity separate and distinct from its affiliate banks and its nonbanking subsidiaries (collectively, the "affiliates"). Accordingly, the right of BANC ONE, and thus the right of BANC ONE's creditors and shareholders, to participate in any distribution of the assets or earnings of any affiliate is necessarily subject to the prior claims of creditors of the affiliate except to the extent that claims of BANC ONE in its capacity as a creditor may be recognized. The principal sources of BANC ONE's revenues are dividends and fees from its affiliates. See "--Certain Regulatory Matters--Dividend Restrictions" for a discussion of the restrictions on the affiliate banks' ability to pay dividends to BANC ONE.

    BANC ONE is incorporated in Ohio and has functioned as a multi-bank holding company since 1968. Its executive offices are located at 100 East Broad Street, Columbus, Ohio 43271, and its telephone number is (614) 248-5944.

MARKET PRICES OF AND CASH DIVIDENDS DECLARED ON BANC ONE COMMON STOCK

    BANC ONE Common Stock is, and the shares offered hereby will be, listed on the NYSE and traded under the symbol "ONE." The following table sets forth, for the periods indicated, the high and low reported closing sale prices per share of BANC ONE Common Stock on the NYSE Composite Transactions reporting system and cash dividends declared per share of BANC ONE Common Stock. The cash dividend and stock price information has been adjusted to reflect all stock dividends and stock splits on

BANC ONE Common Stock, including the 10% stock dividends on BANC ONE Common Stock paid on February 26, 1998 and March 6, 1996.

                                                                    PRICE RANGE OF
                                                                     COMMON STOCK
                                                                 --------------------   DIVIDENDS
                                                                   HIGH        LOW      DECLARED
                                                                 ---------  ---------  -----------
1996
---------------------------------------------------------------
  First Quarter................................................  $   35.00  $   29.04   $    .31
  Second Quarter...............................................      34.32      29.89        .31
  Third Quarter................................................      37.62      28.41        .31
  Fourth Quarter...............................................      43.53      36.71        .31

1997
---------------------------------------------------------------
  First Quarter................................................  $   44.77  $   35.80   $    .345
  Second Quarter...............................................      45.57      35.57        .345
  Third Quarter................................................      52.10      43.24        .345
  Fourth Quarter...............................................      54.37      43.01        .345

1998
---------------------------------------------------------------
  First Quarter................................................  $   63.94  $   44.66   $    .38
  Second Quarter (through May 12, 1998)........................      65.63      55.13        .38

    The timing and amount of future dividends will depend upon earnings, cash requirements, the financial condition of BANC ONE and its subsidiaries, applicable government regulations and other factors deemed relevant by the BANC ONE Board. As described under "--Certain Regulatory Matters-- Dividend Restrictions," various state and federal laws limit the ability of affiliate banks to pay dividends to BANC ONE.

    The BANC ONE/First Chicago NBD Agreement provides that, during the period from April 10, 1998 to the effective time of the BANC ONE/First Chicago NBD Merger, BANC ONE will not make, declare or pay any dividend, or make any other distribution on any shares of BANC ONE Common Stock, except for regular quarterly cash dividends at a rate not in excess of $0.38 per share.

CERTAIN REGULATORY MATTERS

    The following discussion sets forth certain of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries and provides certain specific information relevant to BANC ONE. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to those provisions. A change in the statutes, regulations or regulatory policies applicable to BANC ONE or its subsidiaries may have a material effect on the business of BANC ONE.

    GENERAL. As a bank holding company, BANC ONE is subject to regulation under the BHCA, and to inspection, examination and supervision by the Federal Reserve. Under the BHCA, bank holding companies generally may not acquire the ownership or control of more than 5% of the voting shares or substantially all the assets of any company, including a bank, without the Federal Reserve's prior approval. In addition, bank holding companies generally may engage, directly or indirectly, only in banking and such other activities as are determined by the Federal Reserve to be closely related to banking.

    Various governmental requirements, including Sections 23A and 23B of the Federal Reserve Act, limit borrowings by BANC ONE and its nonbank subsidiaries from BANC ONE's affiliate banks, and also limit various other transactions between BANC ONE and its nonbank subsidiaries, on the one hand, and BANC

ONE's affiliate banks, on the other. For example, Section 23A limits to no more than 10% of its total capital the aggregate outstanding amount of any bank's loans and other "covered transactions" with any particular nonbank affiliate, and limits to no more than 20% of its total capital the aggregate outstanding amount of any bank's covered transactions with all of its nonbank affiliates.
Section 23A also generally requires that a bank's loans to its nonbank affiliates be secured, and Section 23B generally requires that a bank's transactions with its nonbank affiliates be on arms' length terms.

    Most of BANC ONE's affiliate banks are national banking associations and, as such, are subject to regulation primarily by the Office of the Comptroller of the Currency ("OCC") and, secondarily, by the Federal Deposit Insurance Corporation ("FDIC") and the Federal Reserve. BANC ONE's state-chartered banks also are subject to regulation by the FDIC and the Federal Reserve and, in addition, by their respective state banking departments. BANC ONE and its subsidiaries also are affected by the fiscal and monetary policies of the federal government and the Federal Reserve, and by various other governmental requirements and regulations.

    LIABILITY FOR BANK SUBSIDIARIES. The Federal Reserve has a policy to the effect that a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and to maintain resources adequate to support each such subsidiary bank. This support may be required at times when BANC ONE may not have the resources to provide it. In addition, Section 55 of the National Bank Act permits the OCC to order the pro rata assessment of shareholders of a national bank whose capital has become impaired. If a shareholder fails within three months to pay such an assessment, the OCC can order the sale of the shareholder's stock to cover the deficiency. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank would be assumed by the bankruptcy trustee and entitled to priority of payment.

    Any depository institution insured by the FDIC can be held liable for any loss incurred, or reasonably expected to be incurred, by the FDIC in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur in the absence of regulatory assistance. Also, if such a default occurred with respect to a bank, any loans to the bank from its parent holding company would be subordinate in right of payment to payment of the bank's depositors and certain of its other obligations.

    CAPITAL REQUIREMENTS. BANC ONE is subject to capital requirements and guidelines imposed by the Federal Reserve, which are substantially similar to the capital requirements and guidelines imposed by the Federal Reserve, the OCC and the FDIC on the depository institutions within their respective jurisdictions. These capital requirements establish higher capital standards for depository institutions and bank holding companies that assume greater credit risks. For this purpose, a depository institution's or holding company's assets and certain specified off-balance sheet commitments are assigned to four risk categories, each weighted differently based on the level of credit risk that is ascribed to such assets or commitments. A depository institutions's or holding company's capital, in turn, is divided into two tiers: core ("Tier 1") capital, which includes common equity, non-cumulative perpetual preferred stock and related surplus (excluding auction rate issues), and minority interests in equity accounts of consolidated subsidiaries, less goodwill, certain identifiable intangible assets and certain other assets; and supplementary ("Tier 2") capital, which includes, among other items, perpetual preferred stock not meeting the Tier 1 definition, mandatory convertible securities, subordinated debt and allowances for loan and lease losses, subject to certain limitations, less certain required deductions.

    BANC ONE, like other bank holding companies, currently is required to maintain Tier 1 and total capital (the sum of Tier 1 and Tier 2 capital) equal to at least 4% and 8% of its total risk-weighted assets, respectively. At December 31, 1997, BANC ONE met both requirements, with Tier 1 and total capital equal to 8.50% and 13.11% of its total risk-weighted assets, respectively.

    The Federal Reserve also requires bank holding companies to maintain a minimum "leverage ratio" (Tier 1 capital to adjusted total assets) of 3%, if the holding company has the highest regulatory rating and meets certain other requirements, or of 3% plus an additional cushion of at least 100 to 200 basis points if the holding company does not meet these requirements. At December 31, 1997, BANC ONE's leverage ratio was 7.91%.

    The Federal Reserve may set capital requirements higher than the minimums noted above for holding companies whose circumstances warrant it. For example, holding companies experiencing or anticipating significant growth may be expected to maintain capital ratios including tangible capital positions well above the minimum levels.

    The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), among other things, identifies five capital categories for insured depository institutions (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized) and requires the respective Federal regulatory agencies to implement systems for "prompt corrective action" for insured depository institutions that do not meet minimum capital requirements within such categories. FDICIA imposes progressively more restrictive constraints on operations, management and capital distributions, depending on the category in which an institution is classified. Failure to meet the capital guidelines could also subject a depository institution to capital raising requirements. An "undercapitalized" depository institution must develop a capital restoration plan and its parent holding company must guarantee that bank's compliance with the plan. The liability of the parent holding company under any such guarantee is limited to the lesser of 5% of the depository institution's assets at the time it became "undercapitalized" or the amount needed to comply with the plan. Furthermore, in the event of the bankruptcy of the parent holding company, such guarantee would take priority over the parent's general unsecured creditors. In addition, FDICIA requires the various regulatory agencies to prescribe certain non-capital standards for safety and soundness relating generally to operations and management, asset quality and executive compensation and permits regulatory action against a financial institution that does not meet such standards.

    The Federal Reserve, the FDIC and the OCC have adopted rules to incorporate market and interest rate risk components into their risk-based capital standards.

    DIVIDEND RESTRICTIONS. Various federal and state statutory provisions limit the amount of dividends BANC ONE's affiliate banks can pay to BANC ONE without regulatory approval. The approval of the appropriate bank regulator is required for any dividend by a national bank or by a state-chartered bank that is a member of the Federal Reserve System (a "state member bank") if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits, as defined by regulatory agencies, for such year combined with its retained net profits for the preceding two years. In addition, a national bank or a state member bank may not pay a dividend in an amount greater than its net profits then on hand. At December 31, 1997, $0.6 billion of the total stockholders' equity of the affiliate banks was available for payment of dividends to BANC ONE without approval by the applicable regulatory authority.

    In addition, federal bank regulatory authorities have authority to prohibit BANC ONE's affiliate banks from engaging in an unsafe or unsound practice in conducting their business. The payment of dividends, depending upon the financial condition of the bank in question, could be deemed to constitute such an unsafe or unsound practice. The ability of BANC ONE's affiliate banks to pay dividends in the future is presently, and could be further, influenced by bank regulatory policies and capital guidelines.

    DEPOSIT INSURANCE ASSESSMENTS. The deposits of each of BANC ONE's affiliate banks are insured up to regulatory limits by the FDIC and, accordingly, are subject to deposit insurance assessments to maintain the Bank Insurance Fund ("BIF") and Savings Association Insurance Fund ("SAIF") administered by the FDIC. The FDIC has adopted regulations establishing a permanent risk-related deposit insurance assessment system. Under this system, the FDIC places each insured bank in one of nine risk categories based on (a) the bank's capitalization and (b) supervisory evaluations provided to the FDIC by the institution's primary federal regulator. Each insured bank's insurance assessment rate is then determined by the risk category in which it is classified by the FDIC.

    Effective January 1, 1997, the annual insurance premiums on bank deposits insured by the BIF and SAIF vary between $0.00 per $100 of deposits for banks classified in the highest capital and supervisory evaluation categories to $0.27 per $100 of deposits for banks classified in the lowest capital and supervisory evaluation categories.

    The Deposit Insurance Funds Act of 1996 ("DIFA") provides for assessments to be imposed on insured depository institutions with respect to deposits insured by the BIF and the SAIF (in addition to assessments currently imposed on depository institutions with respect to BIF- and SAIF-insured deposits) to pay for the cost of Financing Corporation ("FICO") funding. The FDIC established the FICO assessment rates effective January 1, 1997 at $0.013 per $100 annually for BIF-assessable deposits and $0.0648 per $100 annually for SAIF-assessable deposits. The FICO assessments do not vary depending upon a depository institution's capitalization or supervisory evaluations. BANC ONE's affiliate banks held approximately $6.6 billion of SAIF-assessable deposits as of December 31, 1997.

    DEPOSITOR PREFERENCE STATUTE. Federal legislation has been enacted providing that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such institution, including federal funds and letters of credit, in the "liquidation or other resolution" of the institution by any receiver.

    BROKERED DEPOSITS. Under FDIC regulations, no FDIC-insured depository institution can accept brokered deposits unless it (a) is well capitalized, or
(b) is adequately capitalized and receives a waiver from the FDIC. In addition, these regulations prohibit any depository institution that is not well capitalized from (i) paying an interest rate on deposits in excess of 75 basis points over certain prevailing market rates or (ii) offering "pass through" deposit insurance on certain employee benefit plan accounts unless it provides certain notice to affected depositors.

    INTERSTATE BANKING. Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Riegle-Neal"), subject to certain concentration limits,
(a) bank holding companies such as BANC ONE are permitted, beginning September 29, 1995, to acquire banks and bank holding companies located in any state; (b) any bank that is a subsidiary of a bank holding company is permitted, again beginning September 29, 1995, to receive deposits, renew time deposits, close loans, service loans and receive loan payments as an agent for any other bank subsidiary of that holding company; and (c) banks are permitted, beginning June 1, 1997, to acquire branch offices outside their home states by merging with out-of-state banks, purchasing branches in other states, and establishing de novo branch offices in other states; provided that, in the case of any such purchase or opening of individual branches, the host state has adopted legislation "opting in" to those provisions of Riegle-Neal; and provided that, in the case of a merger with a bank located in another state, the host state has not adopted legislation "opting out" of that provision of Riegle-Neal. BANC ONE might use Riegle-Neal to acquire banks in additional states and to consolidate its affiliate banks under a smaller number of separate charters.

MANAGEMENT AND ADDITIONAL INFORMATION

    Certain information relating to the executive compensation, various benefit plans (including stock option plans), voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to BANC ONE is incorporated by reference or set forth in BANC ONE's Annual Report on Form 10-K for the year ended December 31, 1997, incorporated herein by reference. FCC shareholders desiring copies of such documents may contact BANC ONE at its address or telephone number indicated under "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                  INFORMATION ABOUT FIRST COMMERCE CORPORATION

GENERAL

    FCC is a multi-bank holding company with six wholly owned bank subsidiaries in Louisiana: First National Bank of Commerce in New Orleans, City National Bank of Baton Rouge, The First National Bank of Lafayette, Central Bank of Monroe, The First National Bank of Lake Charles and Rapides Bank & Trust Company in Alexandria. At December 31, 1997, FCC had consolidated total assets of $9.5 billion, consolidated total deposits of $7.8 billion and consolidated total stockholders' equity of $821.0 million.

    FCC's six banks accounted for substantially all of the assets of FCC at December 31, 1997, and substantially all of the net income for the year ended December 31, 1997. The banks offer customary services of banks of similar size and similar markets, including numerous types of interest-bearing and noninterest-bearing deposit accounts, commercial and consumer loans, trust services, correspondent banking services and safe deposit facilities.

    FCC has a number of non-bank subsidiaries, none of which, individually or in the aggregate with other non-bank subsidiaries, account for a significant amount of assets, revenues or earnings.

MARKET PRICES OF AND CASH DIVIDENDS DECLARED ON FCC COMMON STOCK

    FCC Common Stock is traded on The Nasdaq Stock Market under the symbol "FCOM." The following table sets forth, for the periods indicated, the high and low reported closing sale prices per share of FCC Common Stock as reported on The Nasdaq Stock Market and cash dividends declared per share of FCC Common Stock. FCC's ability to pay dividends in the future is subject to the Plan. See "MERGER-- Conduct of Business Pending the Merger."

                                                                    PRICE RANGE OF
                                                                     COMMON STOCK
                                                                 --------------------   DIVIDENDS
                                                                   HIGH        LOW      DECLARED
                                                                 ---------  ---------  -----------
1996
---------------------------------------------------------------
  First Quarter................................................  $   34.25  $   30.25   $    .35
  Second Quarter...............................................      36.00      32.25        .35
  Third Quarter................................................      36.63      33.25        .35
  Fourth Quarter...............................................      39.88      34.88        .40

1997
---------------------------------------------------------------
  First Quarter................................................  $   46.38  $   38.25   $    .40
  Second Quarter...............................................      48.25      39.00        .40
  Third Quarter................................................      57.38      43.38        .40
  Fourth Quarter...............................................      71.88      55.38        .40

1998
---------------------------------------------------------------
  First Quarter................................................  $   88.38  $   61.00   $    .40
  Second Quarter (through May 12, 1998)........................      90.75      76.00        .135

MANAGEMENT AND ADDITIONAL INFORMATION

    Certain information relating to the executive compensation, various benefit plans (including stock option plans), voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to FCC is incorporated by reference or set forth in FCC's Annual Report on Form 10-K for the year ended December 31, 1997, incorporated herein by reference. FCC shareholders desiring copies of such documents may contact FCC at its address or telephone number indicated under "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                                    EXPERTS

    The consolidated financial statements of BANC ONE and its subsidiaries, included in the Annual Report on Form 10-K of BANC ONE for the fiscal year ended December 31, 1997 have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report dated February 12, 1998 accompanying such financial statements, and are incorporated herein by reference in reliance upon the report of such firm, which report is given upon their authority as experts in accounting and auditing.

    The consolidated financial statements of FCC and its subsidiaries, included in the Annual Report on Form 10-K of FCC for the fiscal year ended December 31, 1997 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and have been incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

    Any financial statements and schedules hereinafter incorporated by reference in the Registration Statement of which this Prospectus and Proxy Statement is a part that have been audited and are the subject of a report by independent accountants will be so incorporated by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing to the extent covered by consents filed with the Commission.

                                 LEGAL MATTERS

    The validity of the BANC ONE Common Stock offered hereby has been passed upon by Steven Alan Bennett, Senior Vice President, General Counsel and Secretary of BANC ONE. Mr. Bennett owns a number of shares of BANC ONE Common Stock and holds options to purchase additional shares of BANC ONE Common Stock. Certain legal matters will be passed upon for FCC by Correro Fishman Haygood Phelps Weiss Walmsley & Casteix, L.L.P., New Orleans, Louisiana.

                          FUTURE SHAREHOLDER PROPOSALS

    If the Merger is not completed, the only shareholder proposals eligible to be considered for inclusion in the proxy materials for the 1998 annual meeting of FCC will be those which have been duly submitted to the Secretary of FCC within a reasonable time before the date proxy materials for the meeting are sent to shareholders, and under the FCC Bylaws, not later than 10 days from the date of giving notice of the date of the annual meeting in order to be considered at the 1998 annual meeting.

                                 [LOGO]

                                                                      APPENDIX A

                                                                    May 12, 1998

Board of Directors
First Commerce Corporation
201 St. Charles Avenue
New Orleans, LA 70160
Members of the Board:

    You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of First Commerce Corporation ("First Commerce") of the exchange ratio in the proposed merger (the "Merger") of First Commerce with Delta Acquisition Corporation ("Delta"), a wholly owned subsidiary of BANC ONE CORPORATION ("BANC ONE"), pursuant to the Agreement and Plan of Merger dated as of October 20, 1997 between First Commerce, Delta and BANC ONE (the "Agreement"). Under the terms of the Merger and as adjusted to reflect antidilution provisions, each outstanding share of common stock of First Commerce will be exchanged for 1.408 shares of common stock of BANC ONE (the "Exchange Ratio"). Keefe, Bruyette & Woods, Inc. ("KBW") was informed by First Commerce, and assumed for purposes of its opinion, that the Merger and the BANC ONE/FCN Merger (as defined herein) would be accounted for as a pooling-of-interests under generally accepted accounting principles and that the Merger and the BANC ONE/FCN Merger will otherwise be consummated on the terms contemplated by the Agreement and the FCN Agreement (as defined herein), respectively.

    KBW as part of its investment banking business is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to, First Commerce and BANC ONE and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of First Commerce and BANC ONE for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to First Commerce. We have acted as a financial advisor to the Board of Directors of First Commerce in rendering this fairness opinion and will receive a fee from First Commerce for our services.

    In connection with this opinion, we have reviewed, among other things, the Agreement and the related stock option agreement; the Registration Statement on Form S-4 to be filed by BANC ONE in connection with the Merger, Annual Reports to Stockholders of First Commerce and BANC ONE for the three years ended December 31, 1997; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of First Commerce and BANC ONE, and certain internal financial analyses and forecasts for First Commerce and BANC ONE prepared by management. We also have held discussions with members

              [LOGO]
First Commerce Corporation
Board of Directors
Page 2

of the senior management of First Commerce and BANC ONE regarding the past and current business operations, regulatory relationships, financial condition and future prospects of their respective companies. In addition, we have compared certain financial and stock market information for First Commerce and BANC ONE with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate. Further, we have reviewed the Agreement and Plan of Reorganization, dated as of April 10, 1998 (the "FCN Agreement") by and among BANC ONE, First Chicago NBD Corporation ("FCN") and Hornet Reorganization Corporation ("Newco"), pursuant to which BANC ONE and FCN will merge (the "BANC ONE/FCN Merger") with and into Newco, and the Current Report on Form 8-K, dated as of April 10, 1998, as amended, of BANC ONE to which the FCN Agreement is an exhibit, and certain other publicly available information and financial data relating to FCN and the BANC ONE/FCN Merger as we have deemed appropriate.

    In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying any of such information. We have relied upon the management of First Commerce and BANC ONE as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of Banc One and that such forecasts and projections, and the projections and pro forma information made publicly available by BANC ONE relating to the BANC ONE/FCN Merger, will be realized in the amounts and in the time periods currently estimated by such management. We have also assumed that the aggregate allowances for loan losses for First Commerce, BANC ONE and FCN are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of First Commerce, BANC ONE or FCN, nor have we examined any individual credit files.

    We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of First Commerce, BANC ONE and FCN; (ii) the assets and liabilities of First Commerce, BANC ONE and FCN; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

    Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair, from a financial point of view, to the common shareholders of First Commerce.

                                          Very truly yours,

                                                       [SIG]
                                          KEEFE, BRUYETTE & WOODS, INC.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    Section 1701.13(E) of the Ohio General Corporation Law sets forth provisions which define the extent to which a corporation may indemnify directors, officers and employees. Those provisions have been adopted by the Registrant in Article V of the Registrant's Code of Regulations. Article V provides for the indemnification or the purchase of insurance for the benefit of the directors, officers, employees and agents of the Registrant in the event such persons are subject to legal action as a result of actions in their capacities as directors, officers, employees or agents of the Registrant. The Registrant has entered into indemnification agreements with its directors and executive officers that provide for indemnification unless the indemnitee's conduct is finally adjudged by a court to be knowingly fraudulent, deliberately dishonest or willful misconduct. The Registrant may indemnify other officers, employees or agents provided such persons acted in good faith and in a manner which they reasonably believed to be in or not opposed to the best interest of the Registrant or, with respect to criminal actions, had no reason to believe was unlawful.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    The following exhibits are filed herewith except those indicated which have been filed previously as shown below and which are incorporated herein by reference.

2.1        Agreement and Plan of Merger dated as of October 20, 1997 between First Commerce
             Corporation, Delta Acquisition Corporation and the Registrant (incorporated by reference to Exhibit 99.2 to the Registrant's Current Report on Form 8-K dated
             October 20, 1997).

2.2        Option Agreement dated as of October 20, 1997 between First Commerce Corporation and the Registrant (incorporated by reference to Exhibit 99.3 to the Registrant's
             Current Report on Form 8-K dated October 20, 1997).

2.3        Agreement and Plan of Reorganization dated as of April 10, 1998 by and among the
             Registrant, First Chicago NBD Corporation and Hornet Reorganization Corporation
             (incorporated by reference to Exhibit 2.1 to the Registrant's Current Report on Form
             8-K dated April 10, 1998 (as amended by Form 8-K/A filed April 21, 1998)).

2.4        Stock Option Agreement dated as of April 10, 1998 by and between First Chicago NBD
             Corporation, as issuer, and the Registrant, as grantee (incorporated by reference to
             Exhibit 99.1 to the Registrant's Current Report on Form 8-K dated April 10, 1998 (as amended by Form 8-K/A filed April 21, 1998)).

2.5        Stock Option Agreement dated as of April 10, 1998 by and between the Registrant, as issuer, and, First Chicago NBD Corporation, as grantee (incorporated by reference to
             Exhibit 99.2 to the Registrant's Current Report on Form 8-K dated April 10, 1998 (as amended by
             Form 8-K/A filed April 21, 1998)).

3.1        Amended Articles of Incorporation of the Registrant (incorporated by reference from
             Exhibit 3.1 to the Registrant's Current Report on Form 8-K dated June 27, 1997).

3.2        Code of Regulations of the Registrant (incorporated by reference from Exhibit 3.2 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1991).

4.1        Form of Common Stock Certificate of the Registrant (incorporated by reference from
             Exhibit 4.1 to the Registrant's Annual Report on Form 10-K for the year ended
             December 31, 1989).

5          Opinion of Steven Alan Bennett, Esq., Senior Vice President, General Counsel and
             Secretary for the Registrant, regarding the legality of securities being offered, including consent.

 8         Opinion of Coopers & Lybrand L.L.P. regarding the Federal income tax consequences of the Merger.

23.1       Consent of Coopers & Lybrand L.L.P. relating to the audited financial statements of the Registrant.

23.2       Consent of Coopers & Lybrand L.L.P. relating to their opinion regarding the Federal income tax consequences of the Merger.

23.3       Consent of Arthur Andersen LLP relating to the audited financial statements of First
             Commerce Corporation.

23.4       Consent of Arthur Andersen LLP relating to the audited financial statements of First
             Chicago NBD Corporation.

23.5       Consent of Steven Alan Bennett, Esq., Senior Vice President, General Counsel and
             Secretary for the Registrant (included in Exhibit 5 hereto).

23.6       Consent of Keefe, Bruyette & Woods, Inc.

24         Powers of Attorney (included elsewhere in Part II of this Registration Statement).

99.1       Form of Proxy to be used by First Commerce Corporation.

99.2       First Chicago NBD Corporation Restated Certificate of Incorporation (incorporated by reference to Exhibit 3(A) to the First Chicago NBD Corporation Annual Report on Form
             10-K for the fiscal year ended December 31, 1995 (File No. 1-7127).

99.3       First Chicago NBD Corporation By-laws (incorporated by reference to Exhibit 3(B) to the First Chicago NBD Corporation Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (File No. 1-7127).

ITEM 22.  UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
    (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
    Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (6) That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on May 12, 1998.

                                BANC ONE CORPORATION

                                By:           /s/ STEVEN ALAN BENNETT
                                     -----------------------------------------
                                                Steven Alan Bennett
                                     SENIOR VICE PRESIDENT AND GENERAL COUNSEL

                               POWER OF ATTORNEY

    We, the undersigned officers and directors of BANC ONE CORPORATION, hereby severally constitute and appoint Steven Alan Bennett, William P. Boardman, Bobby
L. Doxey, Richard D. Lodge or Michael J. McMennamin and each of them our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for us and in our stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and any subsequent registration statement filed by BANC ONE CORPORATION pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    WITNESS our hands and common seal on the dates set forth below.

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

      /s/ JOHN B. MCCOY         Chairman of the Board
------------------------------    (Principal Executive         May 12, 1998
        John B. McCoy             Officer and Director)

    /s/ RICHARD J. LEHMANN
------------------------------  President and Director         May 12, 1998
      Richard J. Lehmann

  /s/ MICHAEL J. MCMENNAMIN     Executive Vice President
------------------------------    (Principal Financial         May 12, 1998
    Michael J. McMennamin         Officer)

    /s/ WILLIAM C. LEITER
------------------------------  Controller (Principal          May 12, 1998
      William C. Leiter           Accounting Officer)

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

     /s/ BENNETT DORRANCE
------------------------------  Director                       May 12, 1998
       Bennett Dorrance

     /s/ CHARLES E. EXLEY
------------------------------  Director                       May 12, 1998
       Charles E. Exley

       /s/ JOHN R. HALL
------------------------------  Director                       May 12, 1998
         John R. Hall

  /s/ LABAN P. JACKSON, JR.
------------------------------  Director                       May 12, 1998
    Laban P. Jackson, Jr.

      /s/ JOHN G. MCCOY
------------------------------  Director                       May 12, 1998
        John G. McCoy

  /s/ THEKLA R. SHACKELFORD
------------------------------  Director                       May 12, 1998
    Thekla R. Shackelford

       /s/ ALEX SHUMATE
------------------------------  Director                       May 12, 1998
         Alex Shumate

  /s/ FREDERICK P. STRATTON,
             JR.
------------------------------  Director                       May 12, 1998
  Frederick P. Stratton, Jr.

     /s/ JOHN C. TOLLESON
------------------------------  Director                       May 12, 1998
       John C. Tolleson

     /s/ ROBERT D. WALTER
------------------------------  Director                       May 12, 1998
       Robert D. Walter

                                 EXHIBIT INDEX

Exhibit 5       Opinion of Steven Alan Bennett, Esq., Senior Vice President,
                  General Counsel and Secretary for the Registrant, regarding the legality of securities being offered, including consent.

Exhibit 8       Opinion of Coopers & Lybrand L.L.P. regarding the Federal income tax consequences of the Merger.

Exhibit 23.1    Consent of Coopers & Lybrand L.L.P. relating to the audited financial statements of the Registrant.

Exhibit 23.2    Consent of Coopers & Lybrand L.L.P. relating to their opinion regarding the Federal income tax consequences of the Merger.

Exhibit 23.3    Consent of Arthur Andersen LLP relating to the audited financial statements of First Commerce Corporation.

Exhibit 23.4    Consent of Arthur Andersen LLP relating to the audited financial statements of First Chicago NBD Corporation.

Exhibit 23.6    Consent of Keefe, Bruyette & Woods, Inc.

Exhibit 99.1    Form of Proxy to be used by First Commerce Corporation.